EXECUTION VERSION

LOAN AGREEMENT
dated as of March 3, 2017
among
GOLAR ML LLC
as Borrower,
GOLAR LNG LIMITED
as Guarantor,
and
CITIBANK, N.A.,
and the other Lenders, if any, which are or may become parties hereto,
and

CITIBANK, N.A.,
as Administrative Agent, initial Collateral Agent and Calculation Agent

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

SECTION 1.01.	Certain Defined Terms 1

SECTION 1.02.	Times of Day 26

SECTION 1.03.	Accounting Terms 26

SECTION 1.04.	Principles of Construction 26

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES	27

SECTION 2.01.	The Loans 27

SECTION 2.02.	Making the Loans 28

SECTION 2.03.	Repayment of Loans 28

SECTION 2.04.	Interest 28

SECTION 2.05.	Maximum Interest 29

SECTION 2.06.	Interest Rate Determinations 29

SECTION 2.07.	Termination of Commitments; Prepayments of Loans 29

SECTION 2.08.	LTV Breach; Collateral 31

SECTION 2.09.	Increased Costs 34

SECTION 2.10.	Taxes 35

SECTION 2.11.	Illegality 39

SECTION 2.12.	Compensation for Losses 39

SECTION 2.13.	Evidence of Debt 39

SECTION 2.14.	Payments and Computations 40

SECTION 2.15.	Administrative Agent’s Clawback 40

SECTION 2.16.	Sharing of Payments by Lenders 41

ARTICLE III CONDITIONS OF LENDING	42

SECTION 3.01.	Conditions Precedent Loan 42

ARTICLE IV REPRESENTATIONS AND WARRANTIES	46

SECTION 4.01.	Representations and Warranties of Borrower 46

ARTICLE V COVENANTS OF BORROWER	51

SECTION 5.01.	Affirmative Covenants 51

SECTION 5.02.	Negative Covenants 56

ARTICLE VI EVENTS OF DEFAULT	58

SECTION 6.01.	Events of Default 58

SECTION 6.02.	Certain Provisions Related to Pledged Shares 61

SECTION 6.03.	Application of Funds 62

SECTION 6.04.	Lenders’ Rights With Respect to Collateral 63

ARTICLE VII AGENTS	66

SECTION 7.01.	Appointment and Authority 66

SECTION 7.02.	Rights as a Lender 66

SECTION 7.03.	Exculpatory Provisions 66

SECTION 7.04.	Reliance by the Agents 67

SECTION 7.05.	Delegation of Duties 67

SECTION 7.06.	Resignation of Administrative Agent 67

SECTION 7.07.	Non-Reliance on Agents and Other Lenders 69

SECTION 7.08.	No Other Duties 69

SECTION 7.09.	Collateral 69

SECTION 7.10.	Administrative Agent May File Proofs of Claim 69

SECTION 7.11.	Right to Indemnity 70

ARTICLE VIII MISCELLANEOUS	70

SECTION 8.01.	Amendments, Etc 70

SECTION 8.02.	Notices; Effectiveness; Electronic Communications 72

SECTION 8.03.	No Waiver; Remedies; Securities Contracts 74

SECTION 8.04.	Costs and Expenses; Indemnification; Damage Waiver 75

SECTION 8.05.	Payments Set Aside 76

SECTION 8.06.	Assignments and Participations 77

SECTION 8.07.	Governing Law; Submission to Jurisdiction 80

SECTION 8.08.	Severability 82

SECTION 8.09.	Counterparts; Integration; Effectiveness; Electronic Execution 82

SECTION 8.10.	Survival of Representations 82

SECTION 8.11.	Confidentiality 82

SECTION 8.12.	No Advisory or Fiduciary Relationship 83

SECTION 8.13.	Right of Setoff 84

SECTION 8.14.	No Fiduciary Duty 84

SECTION 8.15.	USA PATRIOT Act Notice 85

SECTION 8.16.	Entire Agreement 85

SECTION 8.17.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 85

SCHEDULES
Schedule I    Commitments

EXHIBITS
Exhibit A - Form of Notice of Borrowing
Exhibit B - Form of Pledge Agreement
Exhibit C - Form of Guaranty Agreement
Exhibit D - Form of Control Agreement
Exhibit E – Form of Assignment and Assumption Agreement
Exhibit F – Form of Issuer Acknowledgment

LOAN AGREEMENT

This LOAN AGREEMENT dated as of March 3, 2017, among GOLAR ML LLC, a Bermuda limited liability company (“Borrower”), GOLAR LNG LIMITED, a Bermuda company (“Guarantor”), CITIBANK, N.A. and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIBANK, N.A., as Administrative Agent, initial Collateral Agent and Calculation Agent.
Borrower has requested that Lenders make loans to it, from time to time, and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings:
“Act” has the meaning specified in Section 8.15.
“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Facility on account thereof or (ii) its determination that no such adjustments under Section 8.01 are necessary.
“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs and ending on, and including the related Adjustment Determination Date.
“Adjustment Event Effective Time” has the meaning specified in Section 8.01.
“Adjustment Notice” has the meaning specified in Section 8.01.
“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Facility Documents, or any successor administrative agent permitted in accordance with the applicable succession terms of the Facility Documents. Unless provided otherwise, determinations and actions under the Facility Documents shall be effected by Administrative Agent in its sole discretion exercised in good faith.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth in Section 8.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and Lenders.
“Affiliate” means, unless otherwise expressly specified, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, “controls” or is “controlled by” or is “under common control with” (all within the meaning of Rule 144) the Person specified.
“Agents” means, collectively, Administrative Agent, Collateral Agent, and Calculation Agent.
“Aggregated Person” means, with respect to Borrower, any Person with whom Borrower is required to aggregate Borrower’s sale of the Shares for purposes of sales made pursuant to Rule 144.
“Agreement” means this Loan Agreement.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower or any of its Controlled Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means all Laws of any jurisdiction applicable to Borrower or any of its Controlled Affiliates related to terrorism financing or money laundering, including Executive Order No. 13224, the Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control.
“Applicable Exchange” means the NASDAQ Global Market (or its successor), or another securities exchange (or its successor) that becomes the “Applicable Exchange” pursuant to the proviso to the definition of Issuer Delisting.
“Applicable Lender” has the meaning assigned to such term in the Pledge Agreement.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Facility represented by (i) on the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the rate specified in the Letter Agreement.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, (d) an Eligible Assignee, (e) an Affiliate of an Eligible Assignee or (f) an entity or an Affiliate of an entity that administers or manages an Eligible Assignee.
“Asset Dropdown Event” means a transaction or series of related transactions pursuant to which Issuer directly or indirectly acquires or otherwise obtains an interest in one or more assets or portions thereof or interests therein (including, for the avoidance of doubt, the Hilli and Gandria transactions and Equity Interests of any Subsidiary of Guarantor and/or its Affiliates, other than Borrower) from Guarantor and/or its Affiliates (excluding Borrower) that do not constitute all or substantially all of the assets of such Guarantor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by Administrative Agent in good faith, in substantially the form of Exhibit E or any other form reasonably approved by Administrative Agent.
“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent; (b) to institute or consent to the institution of bankruptcy, reorganization, scheme of arrangement or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization, scheme of arrangement or similar relief with respect to such Person under any Debtor Relief Law; (c) to file or consent to a petition seeking liquidation, reorganization, scheme of arrangement, dissolution, winding up or similar relief with respect to such Person; (d) to consent to the appointment of a receiver, provisional liquidator, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property; (e) to make any assignment for the benefit of such Person’s creditors; (f) to cause such Person to admit in writing its inability to pay its debts; or (g) to take any action in furtherance of any of the foregoing.
“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its “prime rate,” and (c) the daily floating LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day plus one percent (1%). The “prime rate” is a rate set by Citibank, N.A. based upon various factors including Citibank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
“Benefit Plan” means: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA; (b) a “Plan” within the meaning of Section 4975(e)(1) of the Code; or (c) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Department of Labor Regulation Section 2510.3-101.
“Borrower” has the meaning specified in the preamble hereto.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR (excluding, for the avoidance of doubt, any determination, funding or payment pursuant to Section 2.08(a)), the term “Business Day” shall mean any day which is a Business Day described in clause (i) and on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Calculation Agent” means Citibank, N.A. (or any Affiliate designated by Administrative Agent) or any successor calculation agent permitted in accordance with the applicable succession terms of the Facility Documents. Unless otherwise expressly specified, calculations and determinations hereunder or in connection with the transactions contemplated hereby or as otherwise provided herein shall be made by Calculation Agent in its sole discretion exercised in good faith and shall be conclusive absent manifest error.
“Cash” means all cash in Dollars at any time and from time to time deposited in the Collateral Account to the extent that is not subject to any Liens other than Liens permitted in Section 5.02(b).
“Cash Collateral” means Cash and Cash Equivalents (other than Cash or Cash Equivalents then constituting Eligible Pledged Shares) required or permitted to be pledged as Collateral hereunder or under the Pledge Agreement.
“Cash Dividend Collateral” means, at any time, cash (in Dollars) dividends and distributions (whether ordinary dividends or otherwise) paid with respect to the Pledged Shares (other than any dividends or distributions then constituting Eligible Pledged Shares) and held in the Collateral Account subject to a valid and perfected First Priority Lien in favor of Agents and Lenders as of such time.
“Cash Equivalents” means negotiable, registered debt obligations issued by the United States Treasury Department having a maturity of not greater than one (1) year from the date of issuance thereof, but excluding principal-only Treasury strips.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued, and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    Borrower ceases to be a wholly-owned subsidiary, directly or indirectly, of Guarantor; or
(b)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (x) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of more than the percentage specified in the Letter Agreement of the issued and outstanding Guarantor Shares and/or (y) otherwise Controls the Guarantor.
“Citibank Entities” means Citibank, N.A. (including any and all branches) and any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the foregoing entities, either collectively or individually, as the context requires (including any such entities that qualify under this definition after the date hereof).
“Closing Date” means the earliest Business Day on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 8.01 of this Agreement and the initial funding hereunder has occurred.
“Closing Price” means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) of the Shares on that date as reported in composite transactions for the Applicable Exchange. If the Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the ‘‘Closing Price’’ for the Shares will be the average of the last quoted bid and ask prices for the Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Shares are not so quoted, the “Closing Price” will be the average of the mid-point of the last bid and ask prices for the Shares on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the Calculation Agent, any Lender or any of their respective Affiliates, selected by the Calculation Agent for this purpose. Any such determination will be conclusive absent manifest error. The “Closing Price” prior to 4:00 pm New York City time on any date of determination that is a Scheduled Trading Day in New York City or at any time on any date of determination that is not a Scheduled Trading Day in New York City will be the “Closing Price” determined on the immediately preceding Scheduled Trading Day in New York City. Notwithstanding the foregoing, if a Market Disruption Event exists on such date or such date is otherwise a Disrupted Day, the “Closing Price” shall be the price determined by Calculation Agent in its sole discretion exercised in good faith until such Market Disruption Event ceases to exist.
“Code” means the U.S. Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).
“Collateral” means, collectively, all of the personal property (including, without limitation, the Pledged Shares) in which Liens are purported to be granted as security for the Obligations.
“Collateral Account” means that certain custody account in the name of the Initial Lender as secured party of Borrower established and maintained by Custodian, and each other custody account established as contemplated under Section 6.04, in each case, including any subaccount, substitute, successor or replacement account for purposes of holding all Cash, Cash Equivalents, Pledged Shares and other property required or permitted to be pledged as Collateral.
“Collateral Agent” means Citibank, N.A., in its capacity as collateral agent for Lenders, subject to Section 6.04, or any successor collateral agent permitted in accordance with the applicable succession terms of the Facility Documents.
“Collateral Documents” means the Pledge Agreement, each Control Agreement and all other instruments, documents and agreements delivered by Borrower pursuant to this Agreement or any of the other Facility Documents in order to grant to Collateral Agent, for the benefit of the Agents and the Lenders, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.
“Collateral Requirement” means, at any time, all steps required under applicable Law or reasonably requested by Administrative Agent or Collateral Agent to ensure that the Pledge Agreement creates a valid and perfected First Priority Lien on all the Collateral shall have been taken and, following any assignment by a Lender, held on a Pro Rata Basis as contemplated under Section 6.04. In addition:
(a)    with respect to the Existing Convertible Collateral Shares that do not satisfy the requirements of clause (b) of the definition of “Eligible Pledged Shares”, the Collateral Agent shall have received and maintain possession of at least three (3) undated stock powers per certificate, each of which stock powers is executed by the party in whose name such Shares are registered (including, for the avoidance of doubt, by a representative acting with power of attorney on its behalf) in blank and bearing a “Z-level” medallion guaranty; and
(b)    with respect to the IDR Reset Shares that do not satisfy the requirements of clause (b) of the definition of “Eligible Pledged Shares”, such Shares shall be registered into the name of Citibank, N.A. in uncertificated, book-entry format on the books and records of the Transfer Agent (as defined in the Issuer Acknowledgment) and free of restrictive legends (other than a legend in the form set forth in Annex B attached to the Issuer Acknowledgment).
“Commitment” means the commitment of the Initial Lender, subject to the terms and conditions set forth herein, which aggregate commitment, as of the Closing Date, is equal to the Maximum Loan Amount; provided that the Commitment (i) shall be automatically and permanently reduced by the principal amount of any Loans made hereunder and (ii) to the extent not funded on the Closing Date, shall be terminated.
“Commitment Date” means November 4, 2016.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” means, unless otherwise expressly specified, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means the control agreement dated as of or about the Closing Date among Borrower, the Custodian, and Administrative Agent, substantially in the form of Exhibit D, and each other control agreement entered into as contemplated under Section 6.04, as from time to time amended, supplemented, waived or modified as permitted in accordance with the Facility Documents.
“Corporate Event” means, with respect to the Shares or the Issuer: (a) (i) an Issuer Delisting, an Issuer Dissolution, an Issuer Insolvency, an Issuer Insolvency Filing, an Issuer Merger Event, an Issuer Nationalization, an Issuer Tender Offer, an Issuer Trading Suspension and/or (ii) the announcement of any transaction or event that, if consummated, completed or effected, would constitute, or could reasonably be expected to result in, any of the foregoing; (b) the announcement of any transaction or event that could reasonably be expected to result in a Transfer Restriction on the Pledged Shares (other than Existing Transfer Restrictions); or (c) any Facility Adjustment Event occurs for which the Calculation Agent determines in good faith that no adjustment could be made to the terms of the Facility that would produce a commercially reasonable result; provided that an Asset Dropdown Event shall not be considered a Corporate Event.
“Corporate Event Cure Sale” has the meaning specific in Section 2.07(c).
“Cure Time” means, with respect to an LTV breach, the meaning specified in the Letter Agreement.
“Custodian” means Citigroup Global Markets Inc. or, as elected by the Initial Lender, (a) another affiliate of the Initial Lender or (b) another financial institution that is reasonably acceptable to the Initial Lender and Borrower; and, with respect to any other Collateral Account subject to a Control Agreement, the applicable financial institution with respect thereto as contemplated under Section 6.04.
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was due); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.
“Debt Purchase Transaction” means, in relation to a Person, a transaction where such Person:
(a) purchases by way of assignment or transfer any Commitment or Loan;
(b) enters into any sub-participation in respect of any Commitment or Loan; or
(c) enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of any Commitment or Loan.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disqualified Persons” has the meaning specified in the definition of “Independent Director.”
“Disrupted Day” means any Scheduled Trading Day on which the Applicable Exchange fails to open for trading during its regular trading session or a Market Disruption Event has occurred.
“Dollars” and “$” mean the lawful money of the United States.
“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any financial institution approved by the Administrative Agent that makes the Purchaser Representations; provided, that, such approval shall not be unreasonably withheld; provided, further, that none of (y) the Borrower, the Guarantor or any Affiliate thereof or (z) the Issuer or any Affiliate thereof, shall be an Eligible Assignee.
“Eligible Equity Value” means, on any date, the amount equal to the product of the number of Shares included in the Eligible Pledged Shares on such date (other than any such Pledged Shares that have been sold in Permitted Share Sales or a Corporate Event Cure Sale and remain in any Collateral Account pending settlement thereof) and the Closing Price for such Shares as of such date; provided, that if a Facility Adjustment Event and/or Potential Facility Adjustment Event occurs, the Calculation Agent may adjust the Eligible Equity Value corresponding to the relevant Shares in its reasonable discretion pursuant to Section 8.01 and/or the other applicable terms of this Agreement.
“Eligible Non-Share Collateral” means the following, to the extent held in the Collateral Account and over which the Collateral Agent, for the benefit of the Agents and the Lenders, has a valid and perfected First Priority Lien, created under the Collateral Documents:
(a)    Cash and Cash Equivalents (other than Cash or Cash Equivalents then constituting Eligible Pledged Shares); and
(b)    securities (other than Shares or any other securities or property then constituting Eligible Pledged Shares) or other assets acceptable to Administrative Agent in its sole discretion.
“Eligible Pledged Shares” means the Pledged Shares (a) over which the Collateral Agent, for the benefit of the Agents and the Lenders, has a valid and perfected First Priority Lien, created under the Collateral Documents, and that satisfy the applicable Collateral Requirements; (b) which are (x) registered in the name of The Depository Trust Company’s nominee, (y) maintained in the form of book entries on the books of The Depository Trust Company and (z) allowed to be settled through The Depository Trust Company’s regular book-entry settlement services; and (c) not subject to Transfer Restrictions (other than the Existing Transfer Restrictions); provided that, (i) in no event will the number of Eligible Pledged Shares exceed the number of Shares specified in the Letter Agreement, (ii) solely in the case of the Existing Convertible Collateral Shares constituting Pledged Shares, such Existing Convertible Collateral Shares will not be required to satisfy the requirements of clause (b) above prior to the date ten (10) Business Days immediately following the Closing Date and (iii) solely in the case of the IDR Reset Shares constituting Pledged Shares, such IDR Reset Shares will not be required to satisfy the requirements of clause (b) above prior to the date ten (10) Business Days immediately following April 19, 2017.
“Environmental, Health or Safety Laws” means any and all Laws, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to: (a) pollution, protection of natural resources or the environment; (b) the generation, use, handling, transportation, storage, treatment, disposal, presence, discharge or release of or exposure to any Hazardous Materials; or (c) human health or safety.
“Environmental, Health or Safety Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, remediation, monitoring or other response action, fines, penalties or indemnities), of Borrower directly or indirectly resulting from or based upon: (a) violation of any Environmental, Health or Safety Laws; (b) the generation, use, handling, transportation, storage, treatment, disposal, presence, discharge or release of or exposure to any Hazardous Materials, whether actual or threatened; or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Excess Initial Pledged Shares” means the excess of (A) the aggregate number of Eligible Pledged Shares as of the Closing Date over (B) the number of Eligible Pledged Shares with an Eligible Equity Value (determined based on the Closing Price as of the Closing Date) that would result in an LTV Ratio equal to or less than the Initial LTV Ratio as of the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; and (b) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Convertible Collateral Shares” means 13,000,000 Shares that are, as of the Closing Date, registered into the name of Guarantor and represented by three Share certificates bearing certificate numbers 0008, 0009 and 0010 and free of restrictive legends (other than a legend in the form set forth in Annex B attached to the Issuer Acknowledgment) and, after the Closing Date, held in any applicable successor format in accordance with the requirements therefor set forth in the Issuer Acknowledgment and the Facility Documents.
“Existing Convertible Notes” has the meaning specific in Section 5.01(c).
“Existing Transfer Restrictions” means, with respect to the Shares or any dividends or distributions thereon pledged as Collateral, (i) any legal restrictions under the federal securities laws of the United States arising solely as a result of (a) Borrower’s status as an “affiliate” (within the meaning of Rule 144) of the Issuer or (b) any such securities being “restricted securities” under Rule 144(a)(3) with a “holding period” within the meaning of Rule 144(d) commencing at least one year prior to the Commitment Date or (ii) solely with respect to the Existing Convertible Collateral Shares and IDR Reset Shares, in either case, that do not satisfy the requirements of clause (b) of the definition of “Eligible Pledged Shares”, (x) solely in the hands of any Applicable Lender, the requirements for transfer thereof specified in the applicable provisions of Paragraphs 7 through 9 of the Issuer Acknowledgment (it being understood that, prior to such Applicable Lender’s satisfaction of such requirements, the restrictive legend set forth in Annex B attached to the Issuer Acknowledgment may continue to be placed on such Shares, and, in the circumstances contemplated in clauses (b)(i) and (b)(ii) of Paragraph 9 of the Issuer Acknowledgment, such restrictive legend may continue to be placed on such Shares in the hands of the applicable purchaser or transferee) and (y) solely in the hands of Borrower, the limitations on transfer described in the restrictive legend set forth in Annex B attached to the Issuer Acknowledgment; provided that, for purposes of clause (b) above, solely in the case of the IDR Reset Shares constituting Pledged Shares, the “holding period” for such IDR Reset Shares within the meaning of Rule 144 will have commenced on October 19, 2016.
“Existing Trustee” means Nordic Trustee ASA, as the bond trustee for the Existing Convertible Notes.
“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the Loans.
“Facility Adjustment Event” means, as determined by the Calculation Agent:
(a) the occurrence or announcement of, with respect to the Shares or the Issuer, as applicable, any of the following:
(i) a subdivision, consolidation or reclassification of the Shares (unless resulting in an Issuer Merger Event), or a free distribution or dividend of the Shares to existing holders by way of bonus, capitalization or similar issue;
(ii) a distribution, issue or dividend to existing holders of the Shares of (w) such Shares, or (x) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer of such Shares equally or proportionately with such payments to holders of such Shares, or (y) share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Issuer of such Shares as a result of a spin-off or other similar transaction, or (z) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent;
(iii) an extraordinary dividend;
(iv) a call by the Issuer in respect of Shares issued by the Issuer that are not fully paid;
(v) a repurchase by the Issuer or any of its Subsidiaries of Shares issued by the Issuer, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
(vi) in respect of the Issuer, an event that results in any shareholder rights being distributed or becoming separated from Shares issued by the Issuer or other shares of the capital stock of the Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the Calculation Agent; provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights;
(vii) any other event with a dilutive or concentrative effect on the theoretical value of any Pledged Shares, as determined by the Calculation Agent taking into account as it deems applicable, the particular security, any distributions (or lack of, or change to, any distributions) thereon, the resale market for such security, any Transfer Restrictions relating to such security (whether in the hands of Borrower or in the hands of Lender exercising its rights and remedies under the Facility Documents), any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such securities and such other factors as Calculation Agent deems relevant; or
(viii) any Corporate Event;
(b) the occurrence or announcement of an Issuer Change of Control;
(c) as of any date the Issuer ADTV is less than or equal to the number of Shares specified in the Letter Agreement;
(d) as of any date the Free Float with respect to the Shares is less than or equal to the number of Shares specified in the Letter Agreement;
(e) the imposition of any withholding tax, as reasonably determined by the Calculation Agent, on a prospective sale of Pledged Shares upon an exercise of remedies by the Lender;
(f) one or more Asset Dropdown Events with a market value (as aggregated with value of previous Asset Dropdown Events in respect of which no Facility Adjustment Event has occurred hereunder, excluding the value of any Asset Dropdown Event solely with respect to the Gandria transaction and/or the Hilli transaction to the extent that, as determined by the Calculation Agent in good faith, the Gandria and/or Hilli, as applicable, is converted into a floating liquefaction natural gas vessel and sold to the Issuer in a manner consistent with the Calculation Agent’s reasonable expectations as of the Commitment Date based on information made available on the SEC’s EDGAR system by the Parent and/or Issuer) greater than the percentage specified in the Letter Agreement of the market capitalization of Issuer, as of either of the date on which the transaction is announced or the date on which it is consummated, as determined by the Calculation Agent in good faith; or
(g) Issuer, directly or indirectly, effects, enters into or otherwise consents to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents with a material dilutive or concentrative effect on the theoretical value of any Pledged Shares, as determined by the Calculation Agent in good faith taking into account, as it deems reasonably applicable, any distributions (or lack of, or change to, any distributions) thereon, the resale market for such security, any Transfer Restrictions relating to such security (whether in the hands of Borrower or in the hands of Lender exercising its rights and remedies under the Facility Documents), any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such securities and such other factors as Calculation Agent deems reasonably relevant in good faith.
“Facility Documents” means, collectively, this Agreement, the Pledge Agreement, the Control Agreement, the Guaranty Agreement, the Issuer Acknowledgment, the Letter Agreement, each document delivered pursuant to the Collateral Requirement and each material other agreement or instrument executed or delivered in connection herewith or therewith.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one-hundredth of one percent (0.01%)) charged to Citibank, N.A., on such day on such transactions as determined by Administrative Agent.
“Fee Letter” shall mean that certain Fee Letter, dated as of November 4, 2016, among Citibank, N.A. and Guarantor.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Free Float” means, as of any date of determination, the number of Shares equal to (a) the total number of Shares then issued and outstanding minus (b) the total number of Shares “beneficially owned” within the meaning of Section 13(d) under the Exchange Act or otherwise held, without duplication, by (i) any officer or director of Issuer or (ii) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than ten percent (10%) of the total Shares issued and outstanding (other than a “person” or “group” that is a passive investor that has reported such beneficial ownership solely on Schedule 13G and/or Schedule 13F), as determined by the Calculation Agent in good faith by reference to any information issued by Issuer, any filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other information the Calculation Agent reasonably deems relevant. For purposes of clause (b) above, any Long Position relating to Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Shares underlying such Long Position.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gandria” means the Gandria liquefied natural gas carrier vessel that the Guarantor has, as of the date hereof, contemplated to be converted into a floating liquefaction natural gas vessel.
“General Partner” means Golar GP LLC, a Marshall Islands limited liability company.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” has the meaning specified in the preamble hereto.
“Guarantor Extraordinary Event” means: (a) an Issuer Delisting, Issuer Dissolution, Issuer Insolvency, Issuer Insolvency Filing, Issuer Merger Event, Issuer Nationalization and/or Issuer Tender Offer (in each case, determined as if (i) references to “Issuer” in the relevant definitions were replaced with a reference to “Guarantor” and (ii) references to the “Shares” therein were replaced with a reference to the “Guarantor Shares”); and/or (b) announcement of any transaction or event that, if consummated, completed or effected, would constitute, or could reasonably be expected to result in, any of the foregoing, in each case, that the Calculation Agent commercially reasonably determines could reasonably be expected to result in an adverse effect (or, solely in the case of such event other than an event which constitutes an Issuer Delisting, Issuer Dissolution or Issuer Nationalization, or announcement thereof, a material adverse effect) on any of the rights and remedies of the Lenders and/or Agents under the Facility Documents and/or the transactions contemplated thereby.
“Guarantor Shares” means the common shares, par value $1.00 per share, of Guarantor.
“Guaranty Agreement” means that certain Guaranty Agreement, dated as of or about the Closing

Date, executed by Guarantor in favor of the Administrative Agent for the benefit of the Agents and Lenders, substantially in the form of Exhibit C as the same may be amended, supplemented, waived or modified from time to time as permitted in accordance with the Facility Documents.
“Hazardous Materials” means all hazardous or toxic substances, materials, wastes, agents or other pollutants, including petroleum or any fraction thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, explosive or radioactive substance or wastes, infectious or medical substances or wastes and all other substances or wastes of any nature regulated pursuant to any Environmental, Health or Safety Laws.
“Hilli” means the Hilli liquefied natural gas carrier vessel that the Guarantor is, as of the date hereof, in the process of converting into a floating liquefaction natural gas vessel.
“IDR Reset Shares” means the 2,994,364 Shares that were issued to Guarantor on October 19, 2016 upon exercise of its right under the Issuer’s partnership agreement to reset the distribution amounts and related thresholds under the incentive distribution rights of the Issuer held by Guarantor. At all times, any IDR Reset Share constituting Pledged Shares shall satisfy the Share Segregation Condition.
“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Facility Document; and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 8.04(b).
“Independent Director” means an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience (who may be provided by MJM Europe Limited or another nationally recognized company that is not an Affiliate of the Loan Parties or the Issuer and that provides independent managers and other corporate services in the ordinary course of its business) and which individual:
(a) is not, and has never been, and will not while serving as Independent Director be a Related Party of Borrower or the Issuer (a “Disqualified Person”) other than as an Independent Director;
(b) to the fullest extent permitted by Law shall consider only the interests of Borrower, including its respective creditors, in acting or otherwise voting on Independent Director Matters;
(c) is under no fiduciary duty to any Disqualified Person; and
(d) has been disclosed to the Lenders (together with a brief description of such Person’s prior professional activities and other information as the Administrative Agent shall reasonably request) prior to the effectiveness of such Person’s appointment.
“Independent Director Matters” has the meaning specified in Borrower’s Organization Documents, as in effect on the date hereof.
“Information” has the meaning specified in Section 8.11.
“Initial Lender” means Citibank, N.A.
“Initial LTV Ratio” means the percentage specified in the Letter Agreement.
“Initial Share Price” has the meaning specified in the Letter Agreement.
“Interest Payment Date” means each May 20, August 20, November 20, and February 20 of each year, commencing on May 20, 2017, and the Maturity Date; provided that if any such day is not a Business Day, the Interest Payment Date shall be the following Business Day.
“Interest Period” means, each of: (a) the period commencing on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date occurs, and (b) each calendar quarter thereafter; provided that if any such period would extend beyond the Maturity Date, that Interest Period shall instead end on the Maturity Date.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Issuer” means Golar LNG Partners LP, a Republic of the Marshall Islands limited partnership.
“Issuer Acknowledgment” means an agreement substantially in the form of Exhibit F hereto.
“Issuer ADTV” means, in respect of any date of determination, the average daily trading volume of the Shares on the Applicable Exchange measured over a thirty (30) Scheduled Trading Day period ending on the immediately preceding Scheduled Trading Day (excluding elements of such average daily trading volume that may be attributed to any block trade that occurs on any such Scheduled Trading Day), as determined by the Calculation Agent in good faith.
“Issuer Change of Control” means, (a) for the Issuer, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of more than (A) the percentage of the issued and outstanding Shares issued by the Issuer specified in the Letter Agreement, other than an acquisition of such Shares by the Guarantor, or (B) the percentage of the issued and outstanding Shares issued by the Issuer specified in the Letter Agreement, solely in the case of an acquisition by the Guarantor, and/or (ii) otherwise Controls the Issuer, other than Control of the Issuer by Guarantor; or (b) an event or series of event by which the General Partner ceases to (i) be a wholly-owned subsidiary of Guarantor, (ii) have veto or consent rights over material transactions of the Issuer and/or (iii) be the general partner of the Issuer.
“Issuer Delisting” means that the Applicable Exchange announces that pursuant to the rules of the Applicable Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Applicable Exchange, for any reason and are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); provided that, upon any such immediate re-listing, such securities exchange on which the Shares are so immediately relisted, re-traded, or re-quoted shall thereafter be the “Applicable Exchange” hereunder.
“Issuer Dissolution” means that: (a) the Issuer is liquidated or dissolved; or (b) holders of the Shares issued by the Issuer approve any plan or proposal for the Issuer’s liquidation or dissolution.
“Issuer Insolvency” means that, for the Issuer, by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting Issuer: (a) all the Shares issued by the Issuer are required to be transferred to a trustee, liquidator or other similar official; or (b) holders of Shares issued by the Issuer become legally prohibited from transferring them.
“Issuer Insolvency Filing” means that: (a) the Issuer institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (b) the Issuer consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or (c) a petition is presented for the Issuer’s winding-up or liquidation by it or such regulator, supervisor or similar official or the Issuer consents to such a petition; provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Issuer Insolvency Filing for the Issuer.
“Issuer Merger Event” means any: (a)(i) reclassification or change of the Shares issued by the Issuer that results in a transfer of or an irrevocable commitment to transfer more than fifty percent (50%) of the outstanding Shares issued by the Issuer to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Issuer is the continuing entity and which does not result in a reclassification or change of more than fifty percent (50%) of the outstanding Shares issued by the Issuer), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain more than fifty percent (50%) of the outstanding Shares issued by the Issuer that results in a transfer of or an irrevocable commitment to transfer more than fifty percent (50%) of the outstanding Shares issued by the Issuer (other than Shares issued by the Issuer owned or controlled by such other entity or person), (iv) any acquisition by Issuer or any Subsidiary of Issuer whereby Issuer or such Subsidiary acquires a company or substantially all assets of a company (including such a transaction structured in a manner contemplated in clauses (i), (ii), and/or (iii) above as if reference to “Issuer” and the “Shares” were references to such other company and its securities and/or assets, as applicable), excluding with respect to this clause (iv) (x) any Asset Dropdown Event, (y) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (z) any transaction for which (I) Issuer or such Subsidiary is the continuing Person and (II) the aggregate consideration to be delivered by Issuer or any of its Subsidiaries in connection therewith has a market value less than fifty percent (50%) of the market capitalization of Issuer, as of each of the date on which the transaction is announced and the date on which it is consummated, as determined by the Calculation Agent, or (v) consolidation, amalgamation, merger or binding share exchange of the Issuer or its Subsidiaries with or into another entity in which the Issuer is the continuing entity and which does not result in a reclassification or change of more than fifty percent (50%) of the outstanding Shares issued by the Issuer but results in the outstanding Shares issued by the Issuer (other than Shares issued by the Issuer owned or controlled by such other entity) immediately prior to such event collectively representing less than fifty percent (50%) of the outstanding Shares issued by the Issuer immediately following such event; or (b) the public announcement, including any public announcement as defined in Rule 165(f) under the Securities Act, by any entity at any time, of any intention to engage in a transaction (whether or not subsequently amended) that, if completed, would lead to any event set forth in the immediately preceding clause (a).
“Issuer Nationalization” means that: (a) all or substantially all of the Shares issued by the Issuer or the assets of the Issuer are nationalized, expropriated or are otherwise required to be transferred to any Governmental Authority; or (b) the adoption, promulgation, enactment, order, decree, announcement or such other action or statement as the Calculation Agent reasonably deems relevant, by or with effect on any Governmental Authority at any time, of any event or circumstance (whether or not subsequently amended or appealed) that, if completed, would lead to any event set forth in the immediately preceding clause (a).
“Issuer Tender Offer” means: (a) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than the percentage specified in the Letter Agreement and less than one-hundred percent (100%) of the outstanding voting shares of the Issuer, as determined by the Calculation Agent in good faith, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent reasonably deems relevant; or (b) the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act, by any entity at any time, of any intention to purchase or otherwise obtain the requisite number of voting shares of the Issuer (whether or not subsequently amended) that, if completed, would lead to any event set forth in the immediately preceding clause (a).
“Issuer Trading Suspension” means that the Shares have been suspended from trading on the Applicable Exchange for the number of consecutive Scheduled Trading Days specified in the Letter Agreement, the Shares have not traded on the Applicable Exchange for any other reason for the number of consecutive Scheduled Trading Days specified in the Letter Agreement and/or the number of consecutive Scheduled Trading Days specified in the Letter Agreement are Disrupted Days.
“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each Person listed on the signature pages of this Agreement, including, without limitation, the Initial Lender, and any other Person that becomes a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lender Party” means any Agent or Lender.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to Administrative Agent.
“Letter Agreement” means that certain letter agreement, dated as of or about the date hereof, among the Lenders, Administrative Agent, Borrower and Guarantor, as from time to time amended, supplemented, waived or modified as permitted in accordance with the Facility Documents.
“LIBOR” means, with respect to each Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over administration of such rate) appearing on Bloomberg Page “US0003M Index <GO>” (or on any successor or substitute page designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the date two (2) Business Days prior to the first day of the relevant Interest Period, as the rate for Dollars for such Interest Period. For purposes of the preceding sentence, if such rate is not available at such time for any reason, then the “LIBOR” for such Interest Period shall be determined by the Administrative Agent in its discretion (including by using Base Rate in lieu of LIBOR). Notwithstanding the foregoing, if LIBOR with respect to any Interest Period is less than zero pursuant to this definition, then “LIBOR” shall be deemed to be zero for such Interest Period for the purposes of this Agreement.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to Borrower under Article II.
“Loan Parties” means, collectively, Borrower and Guarantor; and “Loan Party” means any one of them.
“Long Position” means, with respect to shares of any type, any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, in respect of such shares is (a) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (b) otherwise constitutes an economic long position in respect of such shares.
“LTV Breach” means the actual LTV Ratio as of any date of determination exceeds the LTV Maximum Ratio.
“LTV Maximum Ratio” has the meaning specified in the Letter Agreement.
“LTV Ratio” has the meaning specified in the Letter Agreement.
“LTV Release Ratio” has the meaning specified in the Letter Agreement.
“LTV Reset Ratio” has the meaning specified in the Letter Agreement.
“Margin Collateral” means Collateral (other than Shares) deposited into the Collateral Account pursuant to Section 2.08(a) subject to a valid and perfected First Priority Lien in favor of Agents and Lenders as of such time.
“Market Disruption Event” means, with respect to the Shares, any of the following events:
(a)    the occurrence or existence of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Applicable Exchange or otherwise) in such Shares or in any options, contracts or futures contracts relating to such Shares;
(b)    any event (other than the closure on any Scheduled Trading Day prior to the scheduled closing time for such day) that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such Shares on the Applicable Exchange on any Scheduled Trading Day as determined by Calculation Agent in its reasonable discretion;
(c)    the Applicable Exchange does not open for trading during its regular trading session and was previously scheduled to open for trading on such day; or
(d)    the closure on any Scheduled Trading Day of the Applicable Exchange prior to its scheduled closing time for such day unless such earlier closing time is announced by the Applicable Exchange at least one hour prior to the actual closing time for the regular trading session on the Applicable Exchange on such Scheduled Trading Day.
“Material Adverse Effect” means: (a) a material impairment of the ability of any Loan Party or the Issuer to fully and timely perform any of its obligations under any of the Facility Documents; (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of this Agreement or any other Facility Document; (c) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of any Loan Party or the Issuer; or (d) a material adverse change in, a material adverse effect upon, or a material impairment of, (i) the Collateral Agent’s valid and perfected First Priority Lien in the Collateral or (ii) the rights, remedies and benefits available to, or conferred upon, any Lender Party under any Facility Document or any Lender Party’s ability to foreclose on the Shares at the times and in the manner contemplated by the Pledge Agreement (including, but not limited to, trading or other restrictions imposed by the Issuer or changes in applicable Law), in each case with respect to the foregoing clauses (a) to (d), as determined by Administrative Agent in its sole discretion.
“Maturity Date” means, the earliest of: (a) March 3, 2020; (b) the date on which such Facility is terminated pursuant to Section 2.07; and (c) the date on which the Obligations are accelerated pursuant to Section 6.01.
“Maximum Lawful Rate” has the meaning specified in Section 2.05(b).
“Maximum Loan Amount” means $150,000,000.00.
“Non-public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all Loans to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, under any Facility Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming any Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any material agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Loan or Facility Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant Register” has the meaning specified in Section 8.06(d).
“Permitted Liens” means (i) Liens created pursuant to the Facility Documents, (ii) Liens created in favor of a Custodian pursuant to the applicable Control Agreement or the relevant account opening documentation, in either case, subject to the conditions and limitations set forth in the applicable Control Agreement and (iii) any inchoate Liens for Taxes permitted under Section 5.01(e).
“Permitted Share Sale” has the meaning specified in Section 2.08(e).
“Permitted Unpledged Share Sale” means, a broadly distributed public offering, by a Loan Party, Affiliate thereof or other Aggregated Person, of Shares that do not constitute Pledged Shares that (i) is SEC-registered or effected in reliance on Rule 144, (ii) is effected either (x) through the Lenders (other than any Lender that has declined to participate in such public offering) or their designated affiliates, on a Pro Rata Basis, pursuant to mutually satisfactory documentation or (y) through another financial institution following each Lender receiving notice from Guarantor describing such proposed sale in reasonable detail (together with the proposed pricing terms, including any applicable commission or discount) and declining to exercise its right of first refusal to effect such transaction on the same terms (on a Pro Rata Basis), (iii) such sale complies in all respects with applicable securities laws and in all material respects with other applicable Law, all contractual restrictions binding on such Shares and/or the transactions with respect to such Shares and all other material contractual restrictions and Issuer’s Organizational Documents and (iv) results in net cash proceeds, or such portion thereof, as applicable, that will be applied to prepay the Loans on the relevant settlement date such that the LTV Ratio (determined for such purpose based on the lower of (x) the Closing Price as of the pricing date for such sale and (y) the Closing Price as of such settlement date) is no greater than the then-current LTV Release Ratio.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pledge Agreement” means that certain Pledge Agreement, dated as of or about the Closing Date, executed by Borrower and Guarantor in favor of Administrative Agent for the benefit of the Agents and Lenders, substantially in the form of Exhibit B, as from time to time amended, supplemented, waived or modified as permitted in accordance with the Facility Documents.
“Pledged Shares” means (a) as of the Closing Date, 20,852,291 Shares and (b) after the Closing Date, all other Shares required to be pledged as Collateral hereunder or under the Pledge Agreement and any distribution or dividend in Shares distributed in respect of any Pledged Shares, in each case, to the extent such Shares, distribution or dividend constitutes Collateral under the Collateral Documents (it being understood that, subject to the other terms of the Facility Documents in certain circumstances certain Shares, distributions or dividends are not required to constitute Collateral).
“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event that, if consummated, completed or effected, would constitute, or could reasonably be expected to result in, a Facility Adjustment Event, or of any material change therein or the termination thereof or the announcement of any material change to or termination of any such pending transaction or event, all as determined by the Calculation Agent in its commercially reasonable discretion.
“Pro Rata Basis” means, for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by, any Lenders and/or Collateral Agents, in proportion to each Lender’s Applicable Percentage, subject to rounding to the nearest Share, USD 0.01 or item or unit of other securities or property, as applicable.
“Process Agent” shall have the meaning assigned to such term in Section 8.07(d).
“Purchaser Representations” means the following representations, warranties and agreements made by an assignee or participant of any Lender or Agent, as applicable: (a) a representation and warranty that such assignee or participant is a QIB, a QP and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act and is entering into such assignment or participation as principal and not for the benefit of any third party; (b) a representation that such assignee or participant is not the Borrower, the Guarantor or the Issuer or an “affiliate” (within the meaning of Rule 144) of the Borrower, the Guarantor or the Issuer; (c) an acknowledgment that such assignee or participant fully understands any restrictions on transfers, sales and other dispositions in the Facility Documents or relating to any Collateral consisting of the Pledged Shares; (d) an acknowledgment that such assignee or participant is able to bear the economic risk of its investment in the participation and is currently able to afford a complete loss of such investment; (e) a covenant that such assignee or participant will only assign its Loan or sell its participation or participations therein pursuant to documentation including such Purchaser Representations; (f) an acknowledgement by such assignee or participant that the Shares forming part of the Collateral cannot be sold without registration under the Securities Act or under an available exemption from the registration requirements under the Securities Act, including, if available, the exemption provided by Rule 144; (g) an acknowledgment that such assignee or participant is not entering into such assignment or participation on the basis of any material Non-public Information with respect to Borrower, Guarantor, the Issuer, their respective Subsidiaries or their securities, and, if applicable, it has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate the laws prohibiting trading on the basis of material Non-public Information (it being understood that such assignee or participant may have material Non-public Information on the private side of its information wall, sometimes referred to as a “Chinese Wall,” at the time of such assignment or participation); provided that, for the avoidance of doubt, “material Non-public Information concerning the Borrower, Guarantor, the Issuer, their respective Subsidiaries or their securities” shall not include any information made available to both the assignee and the assignor or both the participant and the seller of a participation interest, as the case may be, and (h) an acknowledgment that it has made an independent decision to purchase its Loan or participation based on information available to it, which it has determined adequate for the purpose.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“QP” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.
“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any other Agent, as applicable.
“Register” has the meaning specified in Section 8.06(c).
“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.
“Regulation T” means Regulation T issued by the FRB.
“Regulation U” means Regulation U issued by the FRB.
“Regulation X” means Regulation X issued by the FRB.
“Regulatory Event” means (a) any formal investigation made by any Governmental Authority for violation or breach of Law by any Loan Party or by Issuer, provided that such investigation (i) is specific to such Loan Party or Issuer, (ii) is for the material violation or breach of any Law relating to any anti-fraud provisions or any fiduciary duty provisions of any state or Federal securities laws in the United States by a Loan Party or by Issuer, and (iii) could reasonably be expected to have a Material Adverse Effect, or (b) the revocation, suspension or termination of any license, permit or approval held by any Loan Party or by Issuer that, in the reasonable judgment of Administrative Agent, is necessary for the conduct of any such Person’s business.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the sum of the (a) the aggregate outstanding principal amount of all Loans and (b) the aggregate unused Commitments, if any.
“Required LLC Provisions” has the meaning specified in Section 5.01(k).
“Required Sales Proceeds Amount” has the meaning specified in Section 2.08(e).
“Responsible Officer” of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.
“Restricted Transaction” means, in respect of any Loan Party, any Affiliates of any Loan Party and/or any other Aggregated Person (in each case, other than Issuer or any of its Subsidiaries), (i) any hedging or financing transaction directly or indirectly secured by or referencing any Shares, (ii) any grant, occurrence or existence of any Lien or other encumbrance on the Shares or (iii) any sale, swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other transfer of, or relating to, any Shares, in each case, whether or not such Shares constitute Pledged Shares and including any securities convertible into, or exchangeable or exercisable for, Shares, other securities representing, or represented by, the Shares and any derivatives transactions relating to any of the foregoing, whether physically- or cash-settled or otherwise; provided that a “Restricted Transaction” shall not include (v) such Loan Party’s entry into the Facility Documents, (w) any Permitted Share Sale or Corporate Event Cure Sale, in either case, that satisfies the applicable requirements therefor set forth herein, (x) a transaction that satisfies the requirements of Section 5.01(p), (y) solely with respect to clause (iii) above, any Permitted Unpledged Share Sale or (z) the entry into (either prior to the date hereof or concurrently with the termination of a substantially similar transaction to reset the pricing terms thereof), exercise or settlement by Guarantor of any equity swaps to purchase from DNB Bank ASA (or its affiliate), in the aggregate, no more than 107,000 Shares pursuant to which Guarantor has obtained “long” exposure with respect to the Shares and that are not reasonably expected to directly or indirectly result in any sales of Shares (other than, for the avoidance of doubt, a sale of Shares from DNB Bank ASA (or its affiliate) to Guarantor thereunder).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Trading Day” means a day that is scheduled to be a trading day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If such Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a “Business Day.”
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
“Set-off Party” has the meaning specified in Section 8.13.
“Share Price Threshold Level” has the meaning specified in the Letter Agreement.
“Share Price Trigger Event” has the meaning specified in the Letter Agreement.
“Share Sale Cash Collateral” means cash in Dollars deposited into the Collateral Account pursuant to Section 2.08(c) subject to a valid and perfected First Priority Lien in favor of Agents and Lenders as of such time.
“Share Segregation Condition” means that, with respect to any Pledged Share, that such Pledged Share is, and at all times at or after the time at which such Pledged Share was transferred by or on behalf of Borrower or its Affiliates to a Collateral Account has been, held in a Collateral Account that (i) solely contains Pledged Shares that are subject to no Transfer Restrictions other than Transfer Restrictions to which such Pledged Share are subject, and (ii) bears a separate account number from the account number of, and the contents of which are otherwise segregated from, and not commingled with, the contents of, any other Collateral Account containing Pledged Shares that were transferred by or on behalf of Borrower or its Affiliates to a Collateral Account that are subject to any other Transfer Restrictions. For the avoidance of doubt, and without limitation of the foregoing, any Pledged Share constituting an IDR Reset Share shall at all times be held in one or more Collateral Accounts separate from any Collateral Accounts holding any Pledged Share that does not constitute an IDR Reset Share until such time, if any, as the IDR Reset Shares are no longer subject to any Transfer Restrictions different from those of any of the other Pledged Shares in such Collateral Account.
“Shares” means the common units representing limited partner interests of Issuer, traded on the NASDAQ Global Market under the symbol “GMLP.”
“Special Purpose Entity” means an entity that meets the criteria set out in Section 5.01(k).
“Stated Rate” has the meaning specified in Section 2.05(b).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, total return swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” has the meaning specified in the Letter Agreement.
“Total Accrued Loan Amount” means, at any time, the sum of: (a) the aggregate outstanding principal amount of all Loans; (b) all accrued and unpaid interest in respect all Loans; and (c) all accrued and unpaid fees payable by Borrower to any Lender and/or any Agent pursuant to the Facility Documents.
“Total Net Outstandings” means, at any time, the amount, if any, by which (a) the Total Accrued Loan Amount at such time exceeds (b) the aggregate Value of all Cash Collateral at such time.
“Transfer Restrictions” means, with respect to any property (including, in the case of securities, security entitlements in respect thereof), any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such property or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or transfer or enforcement of such property or item of collateral be subject to any volume limitations, limitations to address tax matters, or be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such property or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such property or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such property or item of collateral, (iv) any registration or qualification requirement or prospectus delivery requirement for such property or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under the Securities Act of 1933), and (v) any legend or other notification appearing on any certificate representing such property to the effect that any such condition or restriction exists.
“United States” and “U.S.” mean the United States of America.
“Value” means, as of any date of determination, (a) with respect to Cash, the amount of such Cash; and (b) with respect to Cash Equivalents, the product of (i) the fair market value of such Collateral as reasonably determined by Calculation Agent and (ii) the percentage specified in the Letter Agreement; and (c) with respect to all other Collateral (other than Eligible Pledged Shares), the product of (x) the fair market value of such Collateral as reasonably determined by Calculation Agent and (y) a percentage (expressed as a fraction) with respect to such Collateral determined by the Lenders in good faith (taking into account the particular property constituting Collateral, the resale market for such property, any Transfer Restrictions relating to such property (whether in the hands of Borrower or in the hands of a Lender Party exercising its rights and remedies under the Facility Documents) and such other factors as any such Lender deems relevant) for purposes of determining the aggregate value of all Eligible Non-Share Collateral (other than Cash Collateral) for purposes of the LTV Ratio with respect to such Collateral.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.	Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

SECTION 1.03.
    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the annual financial statements of the applicable Person, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Facility Document, and Borrower shall so request, the Required Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04.	Principles of Construction.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) except to the extent Administrative Agent’s, Lenders’ or the Borrower’s consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Facility Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.
(d)    Any reference to a specific number of Shares or a specific price with respect to such Shares is a reference to that number of Shares or that price with respect to such Shares, as the case may be, as of the date of this Agreement and shall therefore after the date of this Agreement be a reference to that number of Shares or that price with respect to such Shares, as the case may be, as adjusted to reflect stock splits, reverse stock splits, stock combinations and stock dividends and Facility Adjustment Events and/or Potential Facility Adjustment Events, in each case, with respect to such Shares, as determined by the Calculation Agent, respectively.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.
    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in Dollars (each such loan, a “Loan”) to Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment; provided, however, that after giving effect to the borrowing under this Section 2.01, the principal amount of the Loan of such Lender outstanding hereunder shall not exceed the principal amount of the Commitment of such Lender. The Loans shall be made available by Lenders based on their Applicable Percentages in respect of the Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02.	Making the Loans.
(a)    (%3)    Each Loan shall be made on notice given no later than 5:00 p.m. on the Business Day immediately preceding the Closing Date by Borrower and Guarantor to Administrative Agent, who shall give to each applicable Lender prompt notice thereof.
(i)    Such notice (a “Notice of Borrowing”) shall be irrevocable and shall be in writing in substantially the form of Exhibit A, signed by Borrower and Guarantor, specifying therein (x) the requested date of the Loans, (y) the amount of such Loans, and (z) the account to which such Loans shall be made.
(b)    Each Lender shall, before 12:00 p.m. on the Closing Date, make available for the account of its Lending Office to Administrative Agent (to an account designated by Administrative Agent), in immediately available funds, such Lender’s Applicable Percentage for the Facility of such Loan. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.01, Administrative Agent will make such funds as it has received available to Borrower by depositing such funds into the account specified in the applicable Notice of Borrowing prior to 2:00 p.m. on the Closing Date; provided, however, that Administrative Agent may net any Loan due to Borrower against any interest payment or other amount payable by Borrower hereunder to the extent that Borrower has received prior written notice (including as a result of a customary funds flow) of such amounts being set-off and has the ability to adjust the amount of Loans specified in the applicable Notice of Borrowing. The failure of any Lender to make its Applicable Percentage of such Loan shall not relieve any other Lender of its obligation to make its Applicable Percentage of such Loan on the date of such borrowing, provided that no Lender shall be responsible for the failure of any other Lender to make its Applicable Percentage of such Loan on the date of any Loan.

SECTION 2.03.	Repayment of Loans. Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

SECTION 2.04.	Interest.
(a)    Ordinary Interest. Borrower shall pay interest on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal to the Applicable Rate, payable quarterly in arrears on each Interest Payment Date. The total amount of interest due on each Interest Payment Date shall be computed by Calculation Agent on the Business Day immediately preceding such Interest Payment Date. The Applicable Rate shall be computed by Calculation Agent based on a year of three-hundred sixty (360) days and actual days elapsed in the period for which interest is payable. Interest (including the default interest set forth below) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(b)    Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred, Borrower shall pay, on demand (and in any event in arrears on the date such amount shall be due and payable hereunder) interest on:
(i)    the unpaid principal amount of each Loan, at a rate per annum equal at all times to two percent (2%) above the Applicable Rate; and
(ii)    the amount of any interest, fee or other amount payable hereunder that is not paid when due without duplication, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full) at a rate per annum equal at all times to two percent (2%) above the Applicable Rate.

SECTION 2.05.	Maximum Interest.
(a)    In no event shall the interest charged with respect to any Loan or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or of any other applicable jurisdiction.
(b)    Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged by such Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.
(c)    Notwithstanding the foregoing, in no event shall the total interest received by any Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.
(d)    If any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.
SECTION 2.06.        Interest Rate Determinations. Upon receipt by Administrative Agent of a Notice of Borrowing and upon the request of Borrower, Administrative Agent shall give notice to Borrower of the applicable interest rates for the purposes of Section 2.04.

SECTION 2.07.	Termination of Commitments; Prepayments of Loans.
(a)    The aggregate Commitments shall be automatically and permanently reduced to zero on the Closing Date upon the borrowing on the Closing Date.
(b)    Borrower may at any time prepay the outstanding principal amounts of the Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any additional amounts required pursuant to Section 2.12, upon irrevocable notice thereof. Such notice shall be given to Administrative Agent by Borrower not later than 11:00 a.m. on the date three (3) Business Days prior to the date of any such prepayment; provided, however, that each partial prepayment of the Loans shall be in an aggregate principal amount of not less than $2,500,000 or a whole multiple of $1,000,000 in excess thereof. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Facility.
(c)    If (i) any Corporate Event with respect to Issuer or the Shares occurs, (ii) any Guarantor Extraordinary Event occurs, or (iii) any Share Price Trigger Event with respect to the Shares occurs, in each case, Borrower shall, no later than 5:00 p.m. on the ordinal numbered Business Day specified in the Letter Agreement following the delivery by the Administrative Agent or any Lender of notice of the occurrence thereof, prepay to the Administrative Agent for the ratable benefit of the Lenders the Total Accrued Loan Amount together with any amount required pursuant to Section 2.12; provided that Borrower may elect by written notice to the Administrative Agent in which Borrower repeats as of such date the representation and warranty in Section 4.01(r) to satisfy such payment obligation using the net cash proceeds of a single sale of Pledged Shares that satisfies the following conditions unless waived or otherwise consented to in writing by each of the Lenders (a “Corporate Event Cure Sale”):
(i)    such sale is effected after such notice of the occurrence of such Corporate Event, Guarantor Extraordinary Event or Share Price Trigger Event and on or prior to the second Business Day following such notice of the occurrence thereof;
(ii)    no Default, Event of Default, LTV Breach or Adjustment Determination Period has occurred and is continuing or would result therefrom (other than, for the avoidance of doubt, the Corporate Event, Guarantor Extraordinary Event or Share Price Trigger Event that gave rise to such sale);
(iii)    settlement of such sale will occur no later than one standard settlement cycle following execution thereof;
(iv)    such sale is effected through the Lenders (other than any Lender that has declined to participate in such sale) or their respective designated affiliates, on a Pro Rata Basis, pursuant to mutually satisfactory documentation; provided that this clause (iv) will be deemed to be satisfied if each Lender declines to participate in such sale;
(v)    such sale complies in all respects with applicable securities laws and in all material respects with other applicable Law, all contractual restrictions binding on such Shares and/or transactions with respect to such Shares and all other material contractual restrictions and Issuer’s Organizational Documents; and
(vi)    One-hundred percent (100%) of the net cash proceeds will be applied first to pay the Total Accrued Loan Amount together with any amount required pursuant to Section 2.12 on a delivery-versus-payment basis against release of the Pledged Shares.
(d)    If, after giving effect to any partial prepayment of the Loans pursuant to this Section 2.07 or Section 2.08 (but excluding any partial prepayment of the Loans pursuant to Section 2.08(c)), the aggregate outstanding principal amount of the Loans would be less than an amount equal to 10% of the aggregate outstanding principal amount of the Loans as of the Closing Date (after giving effect to the making of the Loans on the Closing Date), Borrower shall, concurrently with such partial prepayment, prepay to the Administrative Agent for the ratable benefit of the Lenders in full the Total Accrued Loan Amount together with any amount required pursuant to Section 2.12.

SECTION 2.08.	LTV Breach; Collateral.
(a)    If an LTV Breach occurs, Borrower shall, prior to the Cure Time, either (a) prepay any outstanding Loans or (b) post additional Margin Collateral, in each case, in such amount necessary to, after giving effect to such payment or posting, cause the LTV Ratio (with the LTV Ratio determined for such purpose based on an Eligible Equity Value based on the Closing Prices as of the date as of which the relevant LTV Breach occurred) to be less than or equal to the LTV Reset Ratio (determined after giving effect to the step down thereto in respect of such LTV Breach for any LTV Breach following the initial LTV Breach). Any prepayment hereunder shall be applied as provided in Section 2.14.
(b)    Borrower may not withdraw any Collateral from the Collateral Accounts, except (i) in accordance with the immediately following clauses (c), (d) or (e); (ii) as provided in Section 8.01; or (iii) in connection with a sale of the Shares held in the Collateral Account as permitted under Section 2.07(c) or otherwise as permitted pursuant to the terms of the Facility Documents or as otherwise consented to in writing by each of the Lenders.
(c)    If the Collateral Account contains Cash Dividend Collateral as of the Business Day immediately preceding any Interest Payment Date, all of such Cash Dividend Collateral shall be released from the Liens created under the Collateral Documents (and each Applicable Lender shall so instruct the relevant Custodian as applicable) for purposes of paying the Total Accrued Loan Amount on such Interest Payment Date as follows: first to pay any accrued and unpaid interest, with any remaining Cash Dividend Collateral then applied towards prepayment of the Total Accrued Loan Amount.
(d)    If the Collateral Account contains Cash Collateral (other than Cash Dividend Collateral covered under clause (c) above), all or a portion of such Cash Collateral may be released from the Liens created under the Collateral Documents (and each Applicable Lender shall so instruct the relevant Custodian as applicable) and applied (i) first towards payment of any accrued and unpaid interest and (ii) second, with the remainder of such released Cash Collateral paid to the Borrower to the extent all accrued and unpaid interest has been reduced to zero on such date, as follows:
(i)    the Administrative Agent shall have received a written notice from the Borrower requesting a release of such Cash Collateral on the date specified therein (which date shall be after the Closing Date and shall be no earlier than three (3) Business Days immediately following the first Business Day on which the Administrative Agent has received such notice by 11:00 a.m.); and
(ii)    as long as (A) no Default, Event of Default, Corporate Event, Share Price Trigger Event, LTV Breach or Adjustment Determination Period has occurred and is continuing or would result from such release and (B) the LTV Ratio for each of the ten (10) consecutive Scheduled Trading Days prior to the date of such release has been, and immediately following such release and any other release otherwise requested or effected pursuant to Section 2.07 or this Section 2.08 will be, no greater than the then-current LTV Release Ratio; and
(iii)    on the date of such release the Borrower is not required to make any prepayment and/or post any Collateral under Section 2.07 or this Section 2.08;
any such notice delivered pursuant to the immediately preceding clause (i) shall represent and warrant to the items set forth in the immediately preceding clauses (ii) and (iii). Upon satisfaction of the conditions set forth in the immediately preceding sentence, such Cash Collateral shall be released from the Lien created under the Collateral Documents (and each Applicable Lender shall so instruct the relevant Custodian as applicable) in an aggregate amount equal to the lowest of (x) the amount of Cash Collateral requested to be released by the Borrower in such written notice, (y) an amount of Cash Collateral with a value such that, after giving effect to such release and any other release otherwise requested or effected pursuant to Section 2.07 or this Section 2.08, the LTV Ratio would be no greater than the LTV Release Ratio and (z) the aggregate amount of Cash Collateral held in the Collateral Account. Any such released amounts of Cash Collateral shall be applied first to pay any accrued and unpaid interest to zero, with any excess amounts released to Borrower only if there is no accrued and unpaid interest at such time.
(e)    All or a portion of the Shares contained in the Collateral Account shall be released from the Liens created under the Collateral Documents and transferred out of the Collateral Account to the Borrower as follows:
(i)    the Administrative Agent shall have received a written notice, signed by the Borrower and the Guarantor, from the Borrower requesting a release of the particular number of Shares specified therein on the date specified therein (which date shall be after the Closing Date and shall be no earlier than ten (10) (or, solely in the case of a release of Shares that satisfy the requirements of clause (b) of the definition of “Eligible Pledged Shares” for purposes of settling a Permitted Share Sale, five (5)) Business Days immediately following the first Business Day on which the Administrative Agent has received such notice by 12:00 noon and in which (A) the Borrower repeats, as of the date of such written notice, each of its representations and warranties under Section 4.01(b), (f), (n), (o), (bb) and, solely in the case of a release pursuant to clause (ii)(A) below), (r) and (B) the Guarantor repeats, as of the date of such written notice, each of its representations and warranties under Section 3.1(b), (f), (p), (u) and, solely in the case of a release pursuant to clause (ii)(A) below, (m) of the Guaranty Agreement;
(ii)    any of the following conditions shall be satisfied:
(A)    such release shall be effected for the purpose of settling a sale of Shares for cash in Dollars as long as (I) settlement of such sale will occur no later than one standard settlement cycle following execution thereof, (II) such sale is effected through the Lenders or their designated affiliates, on a Pro Rata Basis, pursuant to mutually satisfactory documentation, (III) Borrower represents that such sale complies in all respects with applicable securities laws and in all material respects with other applicable Law, all contractual restrictions binding on such Shares and/or transactions with respect to such Shares and all other material contractual restrictions and Issuer’s Organizational Documents, and (IV) one-hundred percent (100%) of the net cash proceeds will be applied first to pay the Total Accrued Loan Amount together with any amount required pursuant to Section 2.12 on a delivery-versus-payment basis against release of the Pledged Shares (any sale that satisfies the above conditions, a “Permitted Share Sale” and such amount, a “Required Sales Proceeds Amount”);
(B)    the LTV Ratio for each of the ten (10) consecutive Scheduled Trading Days prior to the date of such release has been, and immediately following such release and any other release otherwise requested or effected pursuant to Section 2.07 or this Section 2.08 will be, no greater than the then-current LTV Release Ratio; or
(C)    solely in the case of the release of any Excess Initial Pledged Shares, the Existing Convertible Collateral Shares satisfy the requirements of clause (b) of the definition of “Eligible Pledged Shares” and the notice referred to in clause (i) above is received by the Administrative Agent within three (3) Business Days of the first date on which the Existing Convertible Collateral Shares satisfy such requirements;
provided that, (x) in the case of clause (B) above, if any IDR Reset Shares are included in the Pledged Shares with a holding period under Rule 144 that has commenced less than one year prior to the date of such release, no Pledged Shares (other than such IDR Reset Shares) will be subject to release under this clause (ii) unless, after giving effect to such release, no IDR Reset Shares would be included in the Pledged Shares with a holding period under Rule 144 that has commenced less than one year prior to the date of such release and (y) in the case of clause (C) above, the IDR Reset Shares, if any, that constitute Pledged Shares will be subject to release prior to the release of any Pledged Shares that do not constitute IDR Reset Shares;
(iii)    no Default, Event of Default, Corporate Event, Share Price Trigger Event, LTV Breach or Adjustment Determination Period has occurred and is continuing or would result from such release;
(iv)    on the date of such release the Borrower is not required to make any prepayment and/or post any Collateral under Section 2.07 or this Section 2.08; and
(v)    in the case of any Shares released to Borrower and/or Guarantor, Borrower and Guarantor shall have taken all actions required by Issuer and the Transfer Agent (as defined in the Issuer Acknowledgment), and/or reasonably requested by the relevant Applicable Lenders, for such Shares to be held in certificated format subject to the restrictive legend set forth in Annex B attached to the Issuer Acknowledgment;
any such notice delivered pursuant to the immediately preceding clause (i) shall represent and warrant to the items set forth in the immediately preceding clauses (ii) and (iii). Upon satisfaction of the conditions set forth in the immediately preceding sentence, the Shares specified in such written notice shall be released from the Lien created under the Collateral Documents (and each Applicable Lender shall so instruct the relevant Custodian as applicable) and transferred out of the Collateral Account to the Borrower in an aggregate number equal to the lowest of (x) the number of such Shares requested to be released by the Borrower in such written notice, (y) if applicable, a number of such Shares satisfying the requirements of clause (ii) above and (z) the aggregate number of such Shares held in the Collateral Account and subject to a valid and perfected First Priority Lien in favor of Agents and Lenders as of such time; provided that, in the case of a Permitted Share Sale, each Applicable Lender shall release the Liens over the relevant number of Pledged Shares being sold promptly following receipt by the Administrative Agent on behalf of the Lenders of the related Required Sales Proceeds Amount.
(f)    Each Applicable Lender agrees to use commercially reasonable efforts to comply with the reasonable requests of Borrower, Guarantor and Issuer in connection with the transfers and conversions contemplated to allow the Existing Convertible Collateral Shares and/or the IDR Reset Shares to satisfy the requirements of clause (b) of the definition of “Eligible Pledged Shares” and/or to satisfy the Share Segregation Condition.

SECTION 2.09.	Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made hereunder;
and the result of any of the foregoing shall be to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be obligated to compensate any Lender under paragraphs (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is one-hundred and fifty (150) days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 150-day period.
(e)    Reserves on LIBOR Based Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as commercially reasonably determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
(f)    Survival. All of Borrower’s obligations under this Section 2.09 shall survive termination of the Facilities, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

SECTION 2.10.	Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of Administrative Agent) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or a Loan Party, then Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Law, and to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.10) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by Loan Parties. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by Loan Parties.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Section 2.10(c)(ii) below.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, Administrative Agent for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 2.10, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Facility Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Facility Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 2.10(e)(i) shall be delivered by such Lender (x) from time to time as reasonably requested by the Borrower or the Administrative Agent, (y) on or before any date on which any previously delivered documentation expires or becomes obsolete or invalid, and (z) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent. Each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Each Lender shall deliver to the Administrative Agent on or before it becomes a party to this Agreement and from time to time as may be necessary thereafter, duly completed copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY, W-EXP or W-9, as may be applicable, together with any required attachments, if required to establish that such Lender is exempt from United States backup withholding Taxes (unless such Lender is not subject to United States backup withholding requirements).
(iii)    If a payment made to a Lender under any Facility Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Treatment of Certain Refunds. Unless required by applicable Law, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.10, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause, in no event will the applicable Recipient be required to pay any amount to a Loan Party pursuant to this clause the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Delivery of IRS Form W-8BEN-E. Each Loan Party shall deliver to the Administrative Agent, on or before the Closing Date (and thereafter promptly from time to time upon the reasonable request of the Administrative Agent) a duly executed original IRS Form W-8BEN-E indicating that it is compliant or deemed compliant with FATCA
(h)    Survival. Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Facility Document.

SECTION 2.11.
    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Administrative Agent and Borrower that (a) any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations to make Loans hereunder, or (b) the LIBOR for any Interest Period with respect to a Loan does not adequately and fairly reflect the cost to such Lender of funding or maintaining such Loan, the obligation of such Lender to make its Applicable Percentage of the Loans shall be terminated and all Loans of such Lender, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable five (5) Business Days’ after such notice. Any Lender that becomes aware of circumstances that would permit such Lender to notify Administrative Agent of any illegality under this Section 2.11 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12.
    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual and documented loss, cost or expense incurred by it as a result of:

(a)    any payment or prepayment of the Loan on a day other than the last day of the Interest Period for the Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by Borrower to prepay or borrow the Loan on the date or in the amount notified by such Borrower (for a reason other than the failure of such Lender to make a Loan in breach of its obligation hereunder);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loans or from fees payable to terminate the deposits from which such funds were obtained. All of Borrower’s obligations under this Section 2.12 shall survive termination of the Facilities or repayment of all other Obligations hereunder. For purposes of calculating amounts payable by Borrower to a Lender under this Section 2.12, each Lender shall be deemed to have funded the Loans by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loans were in fact so funded.

SECTION 2.13.	Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    Administrative Agent shall also maintain accounts in which it will record: (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof.
(c)    The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the account maintained pursuant to clause (b) above, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(d)    No promissory note shall be required to evidence the Loans by Lenders to Borrower. Upon the request of a Lender, Borrower shall execute and deliver to such Lender a promissory note, which shall evidence the Loans to Borrower by such Lender in addition to such records.

SECTION 2.14.	Payments and Computations.
(a)    All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 12:00 noon on the day when due in Dollars to Administrative Agent in immediately available funds. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.
(c)    All payments (including prepayments and any other amounts received hereunder but excluding payments and amounts received in connection with the exercise of the Agents’ and Lenders’ rights after an Event of Default to the extent set forth in Section 6.01) made by Borrower to Administrative Agent under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to any Agent under any Facility Document; (ii) ratably to any expenses and indemnities payable by Borrower to any Lender under any Facility Document; (iii) to any accrued and unpaid interest and fees due under this Agreement; (iv) to principal payments on the outstanding Loans; and (v) to the extent of any excess, to the payment of all other Obligations under the Facility Documents.

SECTION 2.15.	Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to Administrative Agent such Lender’s Applicable Percentage of such Loan, Administrative Agent may assume that such Lender has made such Applicable Percentage of such Loan available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of such Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Applicable Percentage of the applicable Loan to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)    Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 8.04(c).

SECTION 2.16.
    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein (other than pursuant to Section 6.03), then Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this, or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01.	Conditions Precedent Loan. The obligation of Lenders to make the Loans is subject to satisfaction of the following conditions precedent:
(a)    Administrative Agent (or its counsel) shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated as of or about the Closing Date and in form and substance satisfactory to Administrative Agent and each of the Lenders:
(i)    duly executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;
(ii)    duly executed Pledge Agreement and all documents contemplated thereby, including, without limitation, one or more UCC-1 financing statements in form and substance satisfactory to the Lenders;
(iii)    duly executed Guaranty Agreement and all documents contemplated thereby;
(iv)    duly executed Control Agreement and all documents contemplated thereby;
(v)    [Reserved]
(vi)    certified copies of (A) the Organization Documents of each Loan Party, (B) the resolutions authorizing and approving the making and performance by each Loan Party of the Facility Documents to which such Loan Party is a party, the borrowing of Loans hereunder and the granting of Liens pursuant to the Pledge Agreement, and (C) the engagement letter(s) for, or other reasonably satisfactory evidence of the engagement of, and Independent Director for Borrower, and (D) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Pledge Agreement, and any other Facility Document;
(vii)    a certificate of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to sign this Agreement, the Pledge Agreement and any other Facility Document to be delivered hereunder or thereunder;
(viii)    certificates evidencing the good standing of each Loan Party in its jurisdiction of formation or incorporation (to the extent such jurisdiction makes such certificates or other evidence available) dated a date not earlier than ten (10) Business Days prior to the Closing Date as to the good standing of each Loan Party;
(ix)    a due capacity, authority and enforceability legal opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to Administrative Agent;
(x)    (A) the results of appropriate Tax, judgment, and Lien searches on Borrower as of a recent date reflecting no Liens encumbering the assets of the Borrower, and (B) entries and filings shown in respect of the Borrower on the file of the Borrower maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, including the Register of Charges, together with entries and filings shown in respect of the Borrower in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda;
(xi)    the duly executed Issuer Acknowledgment and all documents contemplated thereby;
(xii)    a letter agreement or other form of evidence, in form and substance reasonably acceptable to the Administrative Agent, duly executed by the Process Agent with respect to the Process Agent’s agreement to act as “process agent” for each of the Loan Parties; and
(xiii)    evidence satisfactory to the Administrative Agent that all amounts outstanding under the Existing Convertible Notes shall have been (or immediately upon the making of the Loans hereunder are being, pursuant to documentation satisfactory to each Lender) paid in full in cash, all commitments relating to the foregoing shall have been (or immediately upon the making of the Loans hereunder are being, pursuant to documentation satisfactory to each Lender) terminated and all Liens, control agreements and security interests related thereto with respect to the Existing Convertible Collateral Shares shall have been (or immediately upon the making of the Loans hereunder are being, pursuant to documentation satisfactory to each Lender) terminated or released, including, without limitation, a UCC-3 financing statement with respect to any UCC-1 financing statement relating to the Existing Convertible Notes. In addition, the Lenders and Agents shall have received, or shall be reasonably satisfied that immediately upon the making of the Loans hereunder they will receive, duly executed copies of each of the following in reasonably satisfactory form and substance:
(A)    the (i) Release Statement relating to the Existing Convertible Notes, dated as of March 1, 2017, executed by the Existing Trustee and addressed to Citibank N.A., and (ii) Payment Notice NO0010637846 relating to the Existing Convertible Notes;
(B)    the Agreement Regarding the Making of Payments and Assignment of Claims, dated as of March 1, 2017, among Guarantor, the Existing Trustee and Nordea Bank AB (publ) filial i Norge; and
(C)    the Notice of Termination of Blocked Collateral Account Control Agreement, dated as of or about the Closing Date, executed by the Existing Trustee and addressed to The Bank of New York Mellon.
(b)    The LTV Ratio as of the Closing Date, after giving effect to the Loans made on the Closing Date, shall be equal to or less than the Initial LTV Ratio (with the LTV Ratio determined for such purpose based on an Eligible Equity Value based on the lower of (i) the Closing Price as of the date of the applicable Notice of Borrowing and (ii) the Closing Price as of the Closing Date).
(c)    The Collateral Accounts shall have been established by Borrower and Administrative Agent shall have received satisfactory evidence that the Collateral Requirement shall have been (or immediately following the making of the Loans hereunder is being, pursuant to documentation satisfactory to each Lender) satisfied in all respects. In addition, the Custodian shall hold the IDR Reset Shares in accordance with the Share Segregation Condition. In addition, and without limitation of the foregoing:
(i)    4,857,927 Eligible Pledged Shares (which Eligible Pledged Shares, for the avoidance of doubt, satisfy the requirements of clause (b) of the definition thereof) shall have been credited to the appropriate Collateral Account;
(ii)    2,994,364 IDR Reset Shares constituting Eligible Pledged Shares shall have been registered into the name of Citibank, N.A. in uncertificated, book-entry format on the books and records of the Transfer Agent (as defined in the Issuer Acknowledgment); and
(iii)    the Lenders and Agents shall have received reasonably satisfactory evidence that the certificates representing the Existing Convertible Collateral Shares, immediately following the making of the Loans hereunder, (x) will be physically delivered to a representative of Citibank, N.A., in its capacity as Applicable Lender, by Bank of New York Mellon in its capacity as securities intermediary under the terminated control agreement for the benefit of the Existing Trustee with respect to the Existing Convertible Notes and (y) at and after such time, will constitute Eligible Pledged Shares.
(d)    The Borrower shall have paid (i) all fees due and payable under the Fee Letter at the times specified therein and (ii) any other fees and expenses required to be paid to the Agents or the Lenders on or before the Closing Date. For the avoidance of doubt, any amounts payable to the Agents or the Lenders on or before the Closing Date (including in accordance with the Fee Letter) which have not been paid may, at the Administrative Agent’s discretion with prior written notice to Borrower (including pursuant to a customary funds flow), be netted against the Loan requested on the Closing Date and thereby deducted from such Loan to the extent that Borrower has had an opportunity to adjust the amount of such Loan as a result of such netting.
(e)    Borrower shall have provided any form requested by Administrative Agent necessary to comply with Regulation T, U, or X, or any other provisions of the Regulations of the FRB, including Form U-1.
(f)    Administrative Agent shall have completed its due diligence review with respect to the Loan Parties and Issuer and shall be reasonably satisfied with the result of its due diligence review.
(g)    No Corporate Event shall have occurred and be continuing.
(h)    No Facility Adjustment Event and/or Potential Facility Adjustment Event shall have occurred and be continuing for which the Adjustment Event Effective Time, if any, shall not have occurred.
(i)    Since November 4, 2016, no circumstance, event or conditions shall have occurred which could reasonably be expected to give rise to a Material Adverse Effect, to the extent applicable.
(j)    Borrower shall have delivered a Notice of Borrowing signed by Borrower and Guarantor in accordance with the requirements hereof.
(k)    Each of the representations and warranties contained in Article IV and each of the representations and warranties contained in Section 3.1 of the Guaranty Agreement shall be true and correct on and as of the date of such Notice of Borrowing and as of the Closing Date as if made on such date.
(l)    There shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of any of the Facility Documents or the making of the Loans.
(m)    No event shall have occurred, or would result from such Loan or from the application of the proceeds therefrom, which would constitute a Default or an Event of Default.
(n)    Administrative Agent shall have received such other assurances, certificates, consents, approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as it shall have reasonably requested (including control agreement(s) with financial or securities intermediaries).
(o)    The Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities or as may be required by the internal policies of the Administrative Agent or such Lender with respect to the Borrower, the Guarantor and the Issuer under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
The Notice of Borrowing shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 3.01 have been satisfied on and as of the Closing Date. For purposes of determining compliance with this Section 3.01, each Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Lender or the Administrative Agent, as the case may be, upon the funding of the Loans by the Lenders on the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of Borrower. Borrower represents and warrants to Agents and Lenders that:
(a)    Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing (to the extent that an entity may be in good standing in such jurisdiction) in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except to the extent such failure could not reasonably be expected to give rise to a Material Adverse Effect.
(b)    The execution, delivery and performance by Borrower of this Agreement and the other Facility Documents to which Borrower is a party (when delivered), the grant of the security interest contemplated hereby with respect to the Collateral and the consummation of the transactions contemplated under the Facility Documents (including any exercise by the Collateral Agent, Agent or any Lender of its rights and remedies with respect to the Collateral) are within its company powers, have been duly authorized by all necessary company action, and do not, and Borrower reasonably believes as of the date of making of this representation and warranty will not, (i) contravene in any material respect Borrower’s Organization Documents; (ii) contravene any contractual restriction binding on it or require any consent (other than, for the avoidance of doubt, any consent of the Issuer obtained pursuant to the Issuer Acknowledgment) under any agreement or instrument to which it or any of its Affiliates is a party or by which any of its properties or assets is bound, except, in the case of this clause (ii), for any contravention or violation which could not reasonably be expected to give rise to a material adverse effect on the Facility Documents or any transactions contemplated thereunder (including any exercise of remedies by any Lender or Agent) or any Material Adverse Effect; (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower other than Permitted Liens; (iv) violate in any material respect any Law (including, but not limited to, the Securities Act and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award; or (v) violate any trading policy of the Issuer applicable to Guarantor, Borrower or any Affiliate of Guarantor or Borrower, including, but not limited to, the Issuer’s window period policy.
(c)    Except for any filings specifically provided for in the Pledge Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower or Guarantor of any Facility Document or (ii) the legality, validity, binding effect or enforceability of any Facility Document, except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(e)    This Agreement and the other Facility Documents that Borrower is party to are and will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all respects, except as enforceability may be limited by Debtor Relief Laws, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.
(f)    No Default or Event of Default has occurred and is continuing.
(g)    Borrower has not incurred any Debt, other than Debt under the Facility Documents or otherwise permitted hereunder.
(h)    No Change of Control or, to Borrower’s knowledge, Regulatory Event has occurred within the one-year period prior to the date on which this representation is made or deemed made.
(i)    There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of its properties or revenues that (i) are reasonably likely to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement, the Pledge Agreement, any other Facility Document, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Facility Documents or the making of the Loans.
(j)    Borrower is not, and as a result of entering into the Facility Documents will not be, required to register as an “investment company” as such term is defined in the Investment Company Act.
(k)    The Borrower is not a “United States Person” nor a foreign person controlled by or acting on behalf of or in conjunction with United States persons for purposes of Regulation X. The Facility Documents, including the Loans, do not contemplate any actions that would violate Regulation T, U, or X. Borrower has not taken any actions under the Facility Documents that would result in a violation of Regulation T, U, or X, and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation T, Regulation U, or Regulation X, as applicable.
(l)    Borrower owns all of its properties, assets, income, businesses and franchises free and clear of Liens, other than Permitted Liens. Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the foregoing including, but not limited to, the filing of or in a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.
(m)     All Tax returns and reports of the Borrower required to be filed have been timely filed (taking into account applicable extensions), and all Taxes shown on such Tax returns to be due and payable by the Borrower and all assessments, fees and other governmental charges upon the Borrower and upon its properties, assets, income, businesses and franchises which are due and payable by the Borrower have been paid when due and payable, except for any Tax that is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made or provided therefor, (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim and in any event any such lien is and will be junior in priority to the lien of the Collateral Agent, and (c) no Collateral would become subject to forfeiture or loss as a result of such contest. The Borrower has not received a written proposed Tax assessment, nor does the Borrower have knowledge of any Tax assessment, against the Borrower, or any Person with which either the Borrower files a consolidated, combined, unitary or similar group Tax return that would, if made, have a Material Adverse Effect. The Borrower is not party to any tax sharing agreement. The Borrower does not have, and has never had, a trade or business or a permanent establishment in any country other than the country of its organization. Issuer is not a “passive foreign investment company” within the meaning of the Code and it does not, to the knowledge of the Borrower, expect to become one in any subsequent taxable year.
(n)     (i) The present fair value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities); (ii) Borrower has capital and assets sufficient to carry on its businesses; (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction; and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement.
(o)    Each Share held in the Collateral Accounts (i) qualifies as an Eligible Pledged Share; (ii) has been duly authorized and validly issued and is fully paid and non-assessable; (iii) is not subject to any Transfer Restrictions (other than the Existing Transfer Restrictions); (iv) is not certificated and does not require the removal of any legends or other similar types of restrictions on such Shares, any opinions from counsel to the Issuer of such Share, or the removal of any “stop transfer order” prior to the sale of such Share; and (v) is not subject to any shareholders agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting or other contractual restrictions. Borrower (through Guarantor, of which Borrower is a wholly-owned subsidiary) acquired the Shares from Issuer, and made a payment of the full purchase price (within the meaning of Rule 144(d)(1)(iii)) therefor and took full risk of economic loss thereon, at least one year prior to the date of this Agreement and the “holding period” for such Shares, determined in accordance with Rule 144, commenced no later than the date one year prior to the date of this Agreement (or, solely in the case of IDR Reset Shares, October 19, 2016).
(p)    The Loans are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Debt of Borrower. Each Loan contemplated hereunder is entered into by Borrower in good faith and at arm’s length and is a bona fide loan. Such Loan is not entered into with an expectation that Borrower would default in its obligations thereunder. The Lien created under the Collateral Documents (including the pledge of the Pledged Shares) is a bona fide pledge to secure Borrower’s and Guarantor’s obligations under the Facility Documents, which obligations provide for full recourse to Guarantor under the Guaranty Agreement. Such Collateral Documents are not entered into by Borrower with the intent of facilitating a disposition of the Shares subject to the Collateral Documents.
(q)    All written information provided with respect to Borrower and its Affiliates by or on behalf of Borrower to any Agent or Lender in connection with the negotiation, execution and delivery of this Agreement and the other Facility Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower provided to Administrative Agent was or will be, on or as of the applicable date of provision thereof, when taken as a whole, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.
(r)    As of the Closing Date, Borrower is not in possession of, and is not entering into the Facility Documents or the transactions contemplated thereby on the basis of, any material Non-public Information in respect of the Issuer or the Shares or the Guarantor or the Guarantor Shares, and no information provided by or on behalf of Borrower to Administrative Agent or Lender in connection with the Facility constitute material Non-public Information with respect to the Issuer or the Shares or the Guarantor or the Guarantor Shares, in each case, for purposes of United States Federal and state securities law.
(s)    All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Facility Document.
(t)    Borrower has no liability, including contingent or potential liability, with respect to any employee benefit plans subject to Title IV of ERISA which it or any entity with which it is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code maintains or sponsors or to which any of them contribute.
(u)    All financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Administrative Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein, to the extent Administrative Agent approves such disclosure) and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
(v)    Borrower has no Subsidiaries.
(w)    Borrower is not a Benefit Plan.
(x)    No Loan Party is an EEA Financial Institution.
(y)    Neither Borrower, nor, to the knowledge of Borrower, any director, officer, employee, agent, Controlled Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority; or (iii) located, organized or resident in a Designated Jurisdiction.
(z)        The Borrower and, to the knowledge of the Borrower, any director, officer, employee, agent, Controlled Affiliate or representative thereof, is in compliance in all material respects with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions. None of the Borrower, any director, officer, employee, agent, Controlled Affiliate or representative thereof engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the material prohibitions set forth in any applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions. The Borrower and each of its Controlled Affiliates has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees, agents, affiliates and representatives with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate any applicable Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions.
(aa)    Borrower understands that upon the occurrence of an Event of Default and the exercise of remedies pursuant to the Pledge Agreement, (i) the Pledged Shares may be sold without approval of any Governmental Authority which may result in substantially discounted realization value with respect to the Pledged Shares compared with the then market price and (ii)(x) a bulk sale of the Pledged Shares may occur which may result in a substantially discounted realization value with respect to the Pledged Shares compared to the then current market price and (y) a private sale of the Pledged Shares may occur which may result in less proceeds than a public sale. The Borrower acknowledges and agrees that (A) any such bulk sale or private sale or sale without such approvals shall be a commercially reasonable disposition under the Uniform Commercial Code notwithstanding any loss to it from a lower sale price and (B) neither the Collateral Agent nor the Lenders shall have any liability or responsibility for any such loss.
(bb)        Borrower has complied in all material respects with its reporting obligations with respect to the Shares and the Facility Documents, in each case, under Section 13 of the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the SEC.
(cc)    No Loan Party, Affiliate thereof or any other Aggregated Person has entered into any Restricted Transaction, except as expressly permitted hereunder or with the prior written consent of each of the Lenders.
(dd)    Other than the Facility Documents, the Borrower’s Organization Documents, the documents whereby Borrower acquired or acquires Shares from the Guarantor, and other documents notified in writing to the Administrative Agent prior to the date hereof, Borrower is not, nor has it been since its formation, a party to any contract or other agreement or arrangement.
(ee)    Borrower does not engage in any business or conduct any activity, nor has it since its formation engaged in any business or conducted any activity other than the ownership of Shares, the performance of the transactions contemplated by the Facility Documents in accordance with the terms thereof, as otherwise set forth in its Organizational Documents, and performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with this Agreement.
(ff)    No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Facility Documents, except as payable to the Agents and the Lenders and their respective Affiliates.
(gg)    Borrower is in compliance with the Required LLC Provisions.
(hh)    The Borrower has not been subject to any proceeding, claim, notice or complaint relating to Environmental, Health or Safety Liability which could reasonably be expected to give rise to a Material Adverse Effect. There is no past or present fact, status, condition, activity, occurrence, action or failure to act, including without limitation the presence or release of any Hazardous Materials (whether or not on the property of Borrower), that forms or reasonably could form the basis for the imposition of any Environmental, Health or Safety Liability on Borrower, which could reasonably be expected to give rise to a Material Adverse Effect.
(ii)    The Issuer is a “foreign private issuer” (as such term is defined in the rules and regulations of the Exchange Act).
(jj)    The Loan Parties have paid all costs and expenses of the Independent Director reasonably expected to be incurred through the Maturity Date.
(a)    The Existing Convertible Notes shall have been paid in full as of the Closing Date, or immediately upon the making of the Loans hereunder, pursuant to documentation satisfactory to each Lender.
ARTICLE V
COVENANTS OF BORROWER

SECTION 5.01.	Affirmative Covenants. On and after the Closing Date and so long as any Lender has a commitment to make any Loans or any Obligations have not been indefeasibly paid in full:
(a)    Existence. Borrower shall preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or reasonably desirable in the normal conduct of its business.
(b)    Reporting Requirements. Borrower will furnish to Administrative Agent or cause to be furnished to Administrative Agent:
(i)    as soon as available and in any event within seventy (70) days after the end of each quarter of each fiscal year (and beginning with the quarter ending June 30, 2017) or ninety (90) days after the end of each fiscal year (and beginning with the year ending December 31, 2017), (A) its unaudited balance sheet as of the end of such fiscal quarter or fiscal year (which shall include appropriate footnote disclosure), (B) its unaudited statements of income and retained earnings and statement of cash flows for such fiscal quarter or fiscal year, all in reasonable detail and certified (subject to normal year-end adjustments) by one of its directors, managers or authorized officers;
(ii)    as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence of (A) any Event of Default or Default, (B) each written notice or other material written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of Borrower or its Subsidiaries or (C) any actual or threatened litigation or other actions, suits, proceedings, claims or disputes which, if adversely determined to Borrower, could reasonably be determined to be likely to result in a Material Adverse Effect, a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto; and
(iii)    promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as Administrative Agent may from time to time reasonably request.
(c)    Use of Proceeds. Borrower will use the proceeds of the Facility for: (i) first, the payment of the amounts due under Guarantor’s outstanding three and seventy-five hundredths percent (3.75%) convertible senior secured debt due March 2017 (the “Existing Convertible Notes”), or a portion thereof, in either case, such that the Existing Convertible Notes are repaid in full upon the Closing Date immediately upon the payment of such proceeds; (ii) second, the payment of interest and fees hereunder; and (iii) third, working capital and general corporate purposes.
(d)    Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all lawful claims which, if unpaid, would become a Lien on its property; and (ii) all Debt, as and when due and payable.
(e)    Taxes. The Borrower will pay all Taxes imposed upon it and any Taxes payable by it imposed on any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made or provided therefor, (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim and in any event any such lien is and will be junior in priority to the lien of the Collateral Agent, and (c) no Collateral would become subject to forfeiture or loss as a result of such contest. The Borrower will not file or consent to the filing of any consolidated, combined, unitary or similar group income or franchise tax return (other than with a group the parent of which is the Guarantor or any of the Guarantor’s Subsidiaries). The Borrower will take all necessary actions to prevent any payments it receives or is deemed to receive from becoming subject to taxes under FATCA. The Borrower shall indemnify and hold harmless the Lenders and the Administrative Agent for any transaction, stamp, capital, issuance, registration, transfer, withholding or other Taxes required to be paid by any Lender or Administrative Agent in connection with any transfer of the Shares to such Lender or Administrative Agent exercising its rights with respect thereto under the Facility Documents (including a foreclosure sale).
(f)    Collateral Requirement. Borrower shall comply with the Collateral Requirement and Share Segregation Condition in all respects, and shall promptly notify Administrative Agent as soon as it has knowledge that the value of any Collateral has been or may be materially impaired and/or knowledge that any Lien under the Facility Documents with respect to any Collateral has been or may be or will become materially impaired.
(g)    Keeping of Books. Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.
(h)    Inspection Rights. Borrower shall permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
(i)    Reporting Obligations. Each Loan Party shall comply in all material respects with its reporting obligations with respect to each of the Shares and the Facility Documents under the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the SEC. Each Loan Party shall give prior notice to each Lender and Agent of any public filing regarding the Facility Documents by such Loan Party and its Affiliates that discloses or describes any terms included in the Letter Agreement and/or files as an exhibit the Letter Agreement or any portion thereof and provide copies of any such filing to each Lender and Agent at least one (1) Business Day prior to the filing thereof, and (x) except in the case of filings by Issuer, shall comply (or cause its Affiliate to comply, as the case may be), or (y) in the case of filings by the Issuer that disclose or describe any terms included in the Letter Agreement or attach the Letter Agreement or any portion thereof as an exhibit thereto, shall use reasonable efforts to cause Issuer to comply, with any reasonable request of any Lender or Agent to seek confidential treatment of any information therein that such Lender or Agent reasonably considers to be proprietary or sensitive business information. For the avoidance of doubt, to the extent that, after seeking confidential treatment of such information pursuant to this Section 5.01(i) and in accordance with the provisions of Rule 406 of the Securities Act or Rule 25b-2 of the Exchange Act, the SEC’s staff determines that such information is required to be disclosed, the applicable Loan Party, Affiliate of a Loan Party, or Issuer shall be permitted to disclose such information in compliance with the SEC staff’s determination of such request.
(j)    Compliance with Laws. Borrower shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which: (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.
(k)    Special Purpose Entity.  Borrower will comply with the following provisions (the “Required LLC Provisions”):
(i)    maintain its own separate books and records and bank accounts;
(ii)     at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity (including through the use of separate stationary, signage and business cards);
(iii)     file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns other than with respect to the Guarantor and its Subsidiaries or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;
(iv)     not commingle its assets with assets of any other Persons and hold all of its assets in its own name;
(v)     strictly comply with all organizational formalities to maintain its separate existence;
(vi)     maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person; provided that the Borrower’s assets may be included in consolidated financial statements of one of its Affiliates, provided that for financial statements covering fiscal quarters ending on and after the first fiscal quarter ending after the Closing Date (A) appropriate disclosure within the consolidated financial statements or footnotes thereto shall be made to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet;
(vii)     pay its own liabilities (other than Tax liabilities) only out of its own funds;
(viii)     maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and on terms similar to those of an arm’s-length transaction (except to the extent it may enter into any contract or any other Affiliate transaction permitted under this Agreement);
(ix)     correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person;
(x)     maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided that the foregoing shall not require any parent to make any additional capital contributions to the Borrower; and
(xi)    to the fullest extent permitted by Law, cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.
(l)    Further Assurances. Borrower agrees that upon the reasonable request of an Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by such Agent from time to time, to assure Collateral Agent has a valid and perfected First Priority Lien in the Collateral and as may be necessary to grant Collateral Agent a security interest in any property acquired by Borrower after the Closing Date which Administrative Agent elects to be subject of a Lien pursuant to this Agreement and the other Facility Documents, which agreements, documents or instruments shall be satisfactory to such Agent in its reasonable discretion.
(m)    Investment Company. Borrower shall conduct its affairs in such a manner so as to ensure that the Borrower will not be required to register as an “investment company” under the Investment Company Act.
(n)    Certification of Public Information. Borrower shall not provide any Lender or Agent with any Non-public Information with respect to Borrower, the Guarantor, the Issuer, any of their Subsidiaries or any of their securities. Concurrently with the delivery of any document, notice or other communication regarding the transaction by or on behalf of Borrower or Guarantor in connection with the Facility Documents (each, a “Communication”), Borrower shall be deemed to have represented that such document, notice or other communication does not contain any such Non-public Information. If any Communication is required to be delivered pursuant to this Section 5.01 or otherwise and is being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), such Communication shall not contain any such Non-public Information. Any communication in written form shall be deemed to contain the following sentence at the beginning of such Communication.
[Sender] hereby represents, warrants and agrees that the following Communication contains no Non-public Information with respect to Borrower, the Guarantor, the Issuer, any of their Subsidiaries or any of their securities (each, as defined in the Loan Agreement dated [______], 20[__], among Borrower, Citibank, N.A., as administrative agent thereunder, and each lender from time to time party thereto, to which this Communication relates).
(o)    Independent Director. Borrower shall ensure, at all times, that Borrower has an Independent Director, and Borrower shall pay the fees and expenses of such “Independent Director” as and when they become due.
(p)    Permitted Transaction Requirements. If Guarantor or one of its Affiliates (other than Borrower and Issuer and its Subsidiaries) desires to enter into a transaction described in clauses (i), (ii) or (iii) of the definition of “Restricted Transaction” that will be secured by Shares (other than Pledged Shares), Guarantor shall give notice thereof to each Lender describing such proposed transaction in reasonable detail and (i) each Lender shall have a right of first refusal to either (x) enter into the transaction that would give rise to such obligation on the same terms as the proposed lender, dealer, or counterparty for such transaction (or affiliate thereof or other relevant party thereto) or (y) add such Shares constituting Eligible Pledged Shares to the Collateral and increase the Commitment by an amount equal to the product of the incremental Eligible Equity Value and the Initial LTV Ratio, in either case, in lieu of such proposed transaction, and (ii) if the Lenders do not exercise their right to take either such action, then (x) such transaction shall not contain any event of default, cancellation event, early termination event or other early unwind (each howsoever defined) or any collateral trigger or other provisions that could allow the lender, dealer, counterparty or other relevant secured party for such transaction (or affiliate or agent thereof or other relevant party thereto) to liquidate any such Shares prior to a time at which a Collateral Agent or Lender would have the right to liquidate the Collateral hereunder and (y) in addition to the Events of Default set forth herein, any default, event of default, cancellation event, early termination event or other early unwind (each howsoever defined) or any collateral trigger or other event or circumstance giving rise to a right on behalf of such lender, dealer, counterparty or other relevant secured party for such transaction (or affiliate or agent thereof or other relevant party thereto) to liquidate any such Shares, in each case, shall be an Event of Default hereunder.

SECTION 5.02.	Negative Covenants. So long as any Lender shall have any Commitment hereunder, or any Obligations have not been indefeasibly paid in full:
(a)    Additional Debt. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Debt, other than Debt created under this Agreement and ministerial Debt in connection with its ordinary course of business in an aggregate amount not to exceed $100,000.
(b)    Liens. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including the Shares), whether now owned or hereafter acquired, except Permitted Liens.
(c)    Restricted Transaction. Except as expressly permitted pursuant to Section 5.01(p), Borrower shall not, and shall not permit Guarantor, any of Guarantor’s Affiliates (other than Issuer or any of its Subsidiaries) or any other Aggregated Person to, directly or indirectly enter into, or agree to enter into, any Restricted Transaction.
(d)    Mergers, Etc. Without the prior consent of Administrative Agent, Borrower shall not, directly or indirectly, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person.
(e)     No New Business. Borrower shall not, directly or indirectly, engage in any business other than as described in its Organization Documents.
(f)    No Amendment of Organization Documents, Etc. Borrower shall not, directly or indirectly, consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents in a manner adverse to the Lender Parties.
(g)    Distributions, Etc. Borrower will not, directly or indirectly, declare or make any dividend payment or other distribution of assets, property, cash, rights obligations or securities from the Collateral on account of any Equity Interests in Borrower, or purchase, redeem, retire or otherwise acquire for value any Equity Interests in Borrower, now or hereafter outstanding from any assets, property, cash, rights, obligations or securities constituting Collateral (excluding, in any event, any Cash Collateral that is released in accordance with Section 2.08(d)) without the prior written consent of each of the Lenders, except following repayment in full of the Obligations and termination of the Commitments.
(h)    Loans and Investments. Borrower will not, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (other than the ability to purchase or acquire Shares and Cash Equivalents).
(i)    Transactions with Affiliates. Without the prior written consent of each of the Lenders, Borrower shall not, directly or indirectly, enter into any transaction with or make any payment or transfer to any Affiliate of Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.
(j)    Formation of Subsidiaries. Borrower shall not, directly or indirectly, form, create, organize, incorporate or acquire any Subsidiaries.
(k)    Status as a Benefit Plan. Borrower shall not, directly or indirectly, be or become a Benefit Plan.
(l)    Compliance with Margin Regulations. Borrower shall not, directly or indirectly, take any action with respect to the Facility Documents that would result in a violation of Regulation T, U, or X.
(m)    No Short Sales. None of the Borrower, Guarantor or any Aggregated Persons shall directly or indirectly engage in any short sales (including, without limitation, through hedging or derivatives transactions) or enter into any Swap Contract (excluding the entry into (either prior to the date hereof or concurrently with the termination of a substantially similar transaction to reset the pricing terms thereof), exercise or settlement by Guarantor of any equity swaps to purchase, in the aggregate, from DNB Bank ASA (or its affiliate) no more than 107,000 Shares pursuant to which Guarantor has obtained “long” exposure with respect to the Shares and that are not reasonably expected to directly or indirectly result in any sales of Shares (other than, for the avoidance of doubt, a sale of Shares from DNB Bank ASA (or its affiliate) to Guarantor thereunder)) with respect to any Share without the prior written consent of Administrative Agent.
(n)    Sanctions. The proceeds of any Loan shall not be used, directly or indirectly, and the Borrower shall not lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other individual or entity, knowingly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in violation of any Anti-Terrorism Laws, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any individual or entity, or in any Designated Jurisdiction that at the time of such funding, is the subject of any Sanctions; or (iv) in any other manner that will result in a material violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender or Agent or otherwise) of any Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions.
(o)    Status of Shares. Except as otherwise expressly permitted pursuant to this Agreement or otherwise consented to by each of the Lenders, the Borrower shall not transfer any Share to the Collateral Accounts unless such Share: (i) qualifies as an Eligible Pledged Share, (ii) has been duly authorized and validly issued and is fully paid and non-assessable, (iii) is not subject to any Transfer Restrictions (other than Existing Transfer Restrictions); (iv) is not certificated and does not require the removal of any legends or other similar types of restrictions on such Shares, any opinions from Issuer’s counsel, or the removal of any “stop transfer order” prior to the sale of such Share, (v) is not subject to any shareholders agreement, investor rights agreements, lock up agreement, or any other similar agreements or any voting or other contractual restrictions, and (vi) shall have been transferred to the Collateral Account on or prior to the Closing Date, except as expressly permitted in accordance with the Facility Documents (including, for the avoidance of doubt, a transfer of Existing Convertible Collateral Shares and/or IDR Reset Shares so as to comply with the requirements of clause (b) of the definition of “Eligible Pledged Shares” before the expiration of the applicable ten (10) Business Day period during which such transfer is required to occur) and in compliance with the Share Segregation Condition.
(p)    Limitation on Borrower’s Activities. From and after the Closing Date, Borrower shall not, directly or indirectly, (i) except as expressly contemplated by this Agreement, engage in any business or conduct any activity other than its ownership of the Pledged Shares and other Collateral (and any Dividends or distributions thereon), except for (x) the performance of the transactions contemplated by the Facility Documents in accordance with the terms thereof, (y) the performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with this Agreement and (z) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (ii) except as expressly contemplated by this Agreement, enter into any contractual obligation or any transaction or agreement between itself and any Person other than this Agreement or the other Facility Documents, (iii) have any Subsidiaries, or (iv) change its capital structure.
(q)    Independent Director. Borrower shall not permit there to be, at any time, less than one Independent Director.
ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.01.	Events of Default. If any of the following events (“Events of Default”) shall occur and are continuing:
(a)    Any Loan Party shall fail to pay when due (i) any of the outstanding principal of any Loan, (ii) the amounts required to be prepaid or repaid pursuant to Section 2.07 or 2.08, if any, or (iii) any accrued interest on any Loan or any other amounts or fees owing pursuant to any of the Facility Documents and such failure pursuant to this clause (iii) shall not be cured within five (5) Business Days after the Loan Parties’ knowledge or receipt of notice of such failure; or
(b)    Any Loan Party shall fail to provide Administrative Agent and Calculation Agent, if applicable, with the reports required to be delivered under Section 5.01(b)(ii) on the date required for such delivery, and such failure shall not be cured within five (5) Business Days after notice from the Agent; provided, however, no such cure period shall apply to the extent that three (3) delivery failures have already occurred during the then current calendar quarter; or
(c)    Any Loan Party shall fail to perform or observe any term, covenant, or agreement contained in Section 2.08(b), (d) or (e); Section 5.01(a), (c), or (n) or Section 5.02 hereof, in Section 5(b), (c), or (e) of the Pledge Agreement (provided, that in the case of a breach of clause (ii) of Section 5(e) of the Pledge Agreement where such breach is solely a result of an operational error where the withdrawal otherwise complies with Section 5(e) but for such failure, such breach shall continue for three (3) Business Days following Borrowerʼs knowledge or receipt of notice of such breach), Sections 2.8 or 3.2 of the Guaranty Agreement, or Article IV, Paragraphs 1(b) or 15 of the Control Agreement; or
(d)    Any Loan Party shall fail to perform or observe any other term, covenant or agreement in this Agreement or any other Facility Document to which it is a party (not specified in clause (a), (b) or (c) above or any other clause of this Section 6.01) and such failure pursuant to this clause (d) shall not be cured within thirty (30) days after the earlier of (x) the date on which such Loan Party becomes aware of any such failure, and (y) receipt by a Loan Party of written notice thereof from the Administrative Agent; or
(e)    any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Facility Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(f)    (i) any Facility Document and/or any provision referenced in clauses (e), (f), (h) or (i) of the proviso to Section 8.01, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of the satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party contests in writing the validity or enforceability of any Facility Document and/or any provision referenced in clauses (e), (f), (h) or (i) of the proviso to Section 8.01; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Facility Document, (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke, terminate or rescind any Facility Document and/or any provision referenced in clauses (e), (f), (h) or (i) of the proviso to Section 8.01; or
(g)    (i)  any Loan Party (A) fails to make any payment beyond the applicable grace period, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate outstanding principal amount of more than the applicable Threshold Amount, or (B) fails to observe or perform any other material agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party, as applicable, is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party, as applicable, is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party, as applicable, under all such Swap Contracts as a result thereof is greater than the applicable Threshold Amount; or
(h)    (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (iii) any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, provisional liquidator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, provisional liquidator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Loan Party and the appointment continues undischarged or unstayed for sixty (60) calendar days; (v) any proceeding under any Debtor Relief Law relating to any Loan Party or to all or any material part of its property is instituted without the consent of any Loan Party and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (vi) any Loan Party shall take any action to authorize any Bankruptcy Action or any of the actions set forth above in this Section 6.01(h); or
(i)    there is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by insurance provided by an insurer that is not an Affiliate of the Guarantor), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
(j)    [Reserved]
(k)    the occurrence, or the announcement of any transaction or event that, if consummated, completed or effected, would constitute a Change of Control; or
(l)    a Regulatory Event shall occur; or
(m)    an LTV Breach shall occur and such breach is not cured within the time prescribed in, or the Borrower otherwise fails to comply with its obligations in respect of such LTV Breach under, Section 2.08(a); or
(n)    the Collateral Requirement shall cease to be satisfied (and, solely in the case where the Collateral Requirement ceases to be satisfied as a result of a failure to transfer Collateral on a Pro Rata Basis solely as a result of an operational error where the aggregate amount of Collateral transferred otherwise would satisfy the Collateral Requirement but for such failure, such cessation shall continue for three (3) Business Days following any Loan Party’s knowledge or receipt of notice of such cessation) or Collateral Agent ceases to have a valid and perfected First Priority Lien in the Collateral; or
(o)    Borrower or any of its Affiliates, Guarantor or any of its Affiliates or the Issuer or any of its Affiliates shall enter into any Debt Purchase Transaction; or
(p)    Issuer breaches, terminates, repudiates or purports to terminate the Issuer Acknowledgment (excluding a breach of Paragraphs 1 or 4 thereof that is cured within ten (10) Business Days after the Loan Parties’ knowledge or receipt of notice of such breach);
then, and in any such event, Administrative Agent shall at the request of, or may with the consent of, any Lender declare the Loans of such Lender, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon such Loans, all such interest and fees and all such other amounts hereunder and under the Facility Documents shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; provided that the Administrative Agent shall provide prior written notice of such acceleration to the Borrower and the Guarantor; provided, further, that upon the occurrence of any event in Section 6.01(h),  the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Facility Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower. In addition to the foregoing, upon the occurrence of an Event of Default, Administrative Agent or Collateral Agent may, at its option, instruct the Custodian to transfer the whole or any part of the Collateral into the name of Administrative Agent or Collateral Agent or the name of its nominee, notify the obligors on any Collateral to make payment to Administrative Agent or Collateral Agent or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as the applicable Agent determines in its sole discretion, and exercise any other rights and remedies under any Facility Document, at law or in equity.

SECTION 6.02.	Certain Provisions Related to Pledged Shares.
(a)    At all times prior to the disposition of the Pledged Shares by a Lender Party pursuant to Section 6.01 herein, Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, any other Facility Document or any other instrument or agreement referred to herein; provided that Borrower agrees that Borrower will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement, any other Facility Document or any such other instrument or agreement or would reasonably be expected to have a material adverse effect on the value of the Pledged Shares or a Lender Party’s interest therein. For the avoidance of doubt, no Lender Party shall have any voting rights with respect to the Pledged Shares, except to the extent that such Lender Party buys the Pledged Shares in a sale or other disposition made pursuant to Section 6.01.
(b)    Borrower hereby (i) acknowledges that selling or otherwise disposing of the Collateral in accordance with the restrictions set forth in Section 8(d) of the Pledge Agreement may result in prices and terms less favorable to a Lender Party than those that could be obtained by selling or otherwise disposing of the Pledged Shares in a single transaction to a single purchaser, and (ii) agrees and acknowledges that no method of sale or other disposition of Collateral set forth in Section 8(d) of the Pledge Agreement shall be deemed commercially unreasonable because of any action taken or not taken by a Lender Party to comply with such restrictions.

SECTION 6.03.	Application of Funds.
(a)    Except as provided for in clause (b) below, after the Loans have become immediately due and payable pursuant to Section 6.01 (or if proceeds have been received by the Administrative Agent pursuant to clause (b) below), any amounts received by the Administrative Agent on account of the Obligations, be applied in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.09, 2.10 and 2.12) payable to each Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented fees and time charges for attorneys who may be employees of any Lender) arising under the Facility Documents and amounts payable under Sections 2.09, 2.10 and 2.12, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Facility Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided that, if any Lender referred to in clauses Second, Third or Fourth above (and/or such Lender’s Collateral Agent) is (whether at the time of such payment or at the time of the acceleration of the relevant Lender’s Loans), or has been at any time in the three months immediately preceding any such time, an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer, then such Lender (i) shall notify the Administrative Agent thereof and (ii) notwithstanding anything to the contrary herein or in any other Facility Document, will not be entitled to any payment of the proceeds from the sale by any other Lender or Collateral Agent of the Pledged Shares (other than, for the avoidance of doubt, proceeds from a sale by such Lender or its Collateral Agent pursuant to Section 6.03(b) below). Each Lender acknowledges to and agrees with each other Lender and Agent that it will comply with its obligations under clause (i) of the immediately preceding proviso.
(a)    Notwithstanding clause (a) of this Section 6.03, all proceeds received by any Lender (and/or its Collateral Agent) in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral subject to the control of such Lender (and/or its Collateral Agent) (other than control by virtue of another Lender and/or Collateral Agent acting as its agent for perfection) pursuant to the terms of the Collateral Documents, shall be applied by such Lender against the Obligations in the following order of priority:
First, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable and documented compensation to the Administrative Agent, such Lender and/or such Lender’s Collateral Agent, and its affiliates, and their respective agents and counsel, and all other reasonable expenses, liabilities and advances made or incurred by the Administrative Agent, such Lender and/or its Collateral Agent, and its affiliates, in connection therewith, and all amounts for which the Administrative Agent, such Lender and/or Collateral Agent is entitled to indemnification hereunder (in each case, in its capacity as an Agent and not as a Lender) and to the payment of all reasonable costs and expenses paid or incurred by the Administrative Agent, such Lender and/or its Collateral Agent in connection with the exercise of any right or remedy under any Facility Document.
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to such Lender, such Lender’s Collateral Agent and/or the Administrative Agent arising under the Facility Documents and amounts payable under Sections 2.09, 2.10 and 2.12, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans of such Lender and other Obligations owed to such Lender and/or its Collateral Agent arising under the Facility Documents;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans of such Lender; and
Fifth, to the Administrative Agent to be applied in accordance with clause (a) above.

SECTION 6.01.	Lenders’ Rights With Respect to Collateral.
(a)    For the avoidance of doubt, following the acceleration of any Lender’s Loans or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 6.01(h), each such lender (and/or its Collateral Agent on its behalf) may choose to exercise any remedies provided for herein or in any other Facility Documents, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement (including by virtue of an agency relationship with any Collateral Agent). No Collateral Agent or any Lender shall have any fiduciary or other duties to the other Collateral Agents or Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Collateral Agent or Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Collateral Agent or Lender’s Collateral by or on behalf of such Collateral Agent or Lender was not commercially reasonable.
(b)    In connection with any assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with the Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements) in favor of the assignee (and/or its Collateral Agent on its behalf) with respect to such Collateral Account, (iii) enter into a joinder to the Pledge Agreement, (iv) if reasonably requested by the Custodian, enter into a customer account agreement or other similar agreement with the Custodian, and (v) make appropriate amendments to this Agreement and the other Facility Documents to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee, the assignee’s Collateral Agent, if applicable, or Administrative Agent (including amendments to reflect the requirement that Collateral thereafter be held on a Pro Rata Basis by the relevant Lenders and/or their respective Collateral Agents, as applicable). In connection with any assignment by a Lender of all of its Loans hereunder, Borrower agrees that such Lender’s rights and obligations under the other Facility Documents (together with any rights of its Collateral Agent, as applicable) may be assigned to the assignee (and the assignee’s Collateral Agent, as applicable).
(c)    Notwithstanding anything to the contrary contained in the Facility Documents, Borrower, Administrative Agent, each Collateral Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 6.01(h)) following the acceleration of any Lender’s Loans, such Lender (and/or its Collateral Agent on its behalf) shall have the right individually to require the Custodian (or the Collateral Agent acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Collateral Agent or Lender’s control and to apply the proceeds thereof as provided in the Facility Documents and (ii) in the event of a foreclosure or similar enforcement action by such Collateral Agent or Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Collateral Agent or Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.
(d)    Upon any Collateral Agent or Lender’s sale or other disposition of such Collateral Agent or Lender’s Collateral pursuant to Section 6.04(a), the security interest of each other Collateral Agent and Lender therein shall automatically terminate; provided that each such other Collateral Agent and Lender’s security interest shall attach to the proceeds of such sale or other disposition remaining after payment of all amounts specified in Section 6.03(b) clauses First through Fourth. Each Collateral Agent and Lender will execute, deliver and file such documents (including UCC-3 financing statements), if any, reasonably requested by a Collateral Agent or Lender to evidence such Collateral Agent or Lender’s release of its security interest in the Collateral of the foreclosing Collateral Agent or Lender that has been sold or otherwise disposed of.
(e)    Each Collateral Agent and Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any Collateral Agent or Lender under the Pledge Agreement or any Control Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.
(f)    Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable Law or the Pledge Agreement or any Control Agreement or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing any of the Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any bankruptcy proceeding has been commenced by or against Borrower, each Collateral Agent and each Lender hereby agrees that any Lien on the Collateral securing any Obligations now or hereafter held by or on behalf of any Collateral Agent or Lender, shall be pari passu and secured equally and ratably.
(g)    Each Collateral Agent and Lender agrees with, and solely for the benefit of, each other Collateral Agent and each other Lender that it will not take any Bankruptcy Action with respect to any Loan Party.

ARTICLE VII
AGENTS

SECTION 7.01.	Appointment and Authority.

SECTION 7.02.	Rights as a Lender.

SECTION 7.03.	Exculpatory Provisions.
(a)    The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Facility Documents. Without limiting the generality of the foregoing, each Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Facility Documents that such Agent is required to exercise, provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Facility Document or applicable Law; or
(iii)    shall not, except as expressly set forth herein and in the other Facility Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01), or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Facility Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, conditions, or provisions set forth herein or in any of the other Facility Documents, or as to the use of the proceeds of the Loans, or as to the existence or possible existence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Facility Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 7.04.	Reliance by the Agents.

SECTION 7.05.	Delegation of Duties.

SECTION 7.06.	Resignation of Administrative Agent.
Any resignation by Citibank, N.A. as Administrative Agent shall also constitute resignation by Citibank, N.A. as the Collateral Agent and Calculation Agent.

SECTION 7.07.	Non-Reliance on Agents and Other Lenders.

SECTION 7.08.	No Other Duties.

SECTION 7.09.	Collateral and Guaranty Matters.

SECTION 7.10.	Administrative Agent May File Proofs of Claim.
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Total Accrued Loan Amount and all other obligations that are owing and unpaid to the Agents or Lenders under the Facility Documents and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and the Agents and their respective agents and counsel and all other amounts due Lenders and the Agents under the Facility Documents) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due Administrative Agent under the Facility Documents.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations owed by any Loan Party hereunder or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 7.11.	Right to Indemnity.
ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.	Amendments, Etc.
(a)    waive any condition set forth in Section 3.01 without the written consent of each Lender as of the Closing Date;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement or any other Facility Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Facility Document without the written consent of each Lender;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Facility Document without the written consent of each Lender adversely and directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to adjust the default rate as set forth in Section 2.04(b) or to waive any obligation of Borrower to pay interest at such rate;
(e)    change Section 2.16 or Section 6.03 in a manner that would alter the pro rata sharing required thereby without the written consent of each Lender;
(f)    change any provision of this Section or the definition of “Required Lenders,” “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)    release a substantial portion of the Collateral or Guarantor from the Guaranty without the written consent of each Lender, except to the extent the release is expressly required or permitted pursuant to the terms of the relevant Facility Document;
(h)    change or waive any provisions relating to (including any provisions referred to for purposes of determining) any Adjustment Determination Date, Adjustment Determination Period, Adjustment Event Effective Time, Adjustment Notice, Aggregated Person, Applicable Exchange, Asset Dropdown Event, Cash Dividend Collateral, Cash Equivalents, Change of Control, Closing Price, Collateral Requirement, Corporate Event, Corporate Event Cure Sale, Cure Time, Debt Purchase Transaction, Eligible Assignee, Eligible Equity Value, Eligible Non-Share Collateral, Eligible Pledged Shares, Excess Initial Pledged Shares, Existing Convertible Collateral Shares, Existing Convertible Notes, Existing Transfer Restrictions, Facility Adjustment Event, Free Float, Guarantor Extraordinary Event, IDR Reset Shares, Independent Director, Initial LTV Ratio, Initial Share Price, Issuer ADTV, Issuer Change of Control, Issuer Delisting, Issuer Dissolution, Issuer Insolvency, Issuer Insolvency Filing, Issuer Merger Event, Issuer Nationalization, Issuer Tender Offer, Issuer Trading Suspension, Long Position, LTV Breach, LTV Maximum Ratio, LTV Ratio, LTV Release Ratio, LTV Reset Ratio, Margin Collateral, Market Disruption Event, Permitted Share Sale, Permitted Unpledged Share Sale, Potential Facility Adjustment Event, Pro Rata Basis, Purchaser Representations, Regulatory Event, Required LLC Provisions, Restricted Transaction, Scheduled Trading Day, Share Price Threshold Level, Share Price Trigger Event, Share Sale Cash Collateral, Share Segregation Condition, Threshold Amount, Total Accrued Loan Amount, Total Net Outstandings, Transfer Restrictions or any Value (including, in each case, any defined term referred to (x) in the definitions thereof or (y) in any such defined term referred to in the definitions thereof) without the written consent of each Lender, unless that change is explicitly provided for in the Loan Agreement; or
(i)    change or waive any of Section 2.09, Section 2.10, Section 2.11, Section 2.12, Section 4.01, Article V, Article VI or this Section 8.01, in each case, without the written consent of each Lender;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Facility Document.
Notwithstanding anything to the contrary herein, upon the announcement of any Facility Adjustment Event or Potential Facility Adjustment Event and without duplication of any adjustment pursuant to Section 1.02, the Calculation Agent may (i) make corresponding adjustments in a commercially reasonable manner to one or more of the material terms of this Agreement as the Calculation Agent commercially reasonably determines necessary to account for the economic effect on the Facility Documents and transactions contemplated thereby of the Facility Adjustment Event or Potential Facility Adjustment Event, and (ii) determine the effective time(s) of the adjustment(s) (the “Adjustment Event Effective Time”) (taking into account, among other factors, liquidity relative to the relevant Shares and Transfer Restrictions relative to the relevant Pledged Shares, in each case, prior to giving effect to the relevant event) by delivering notice (an “Adjustment Notice”) of such adjustments and the Adjustment Event Effective Time (which Adjustment Notice the Calculation Agent will provide at least five (5) Business Days prior to the Adjustment Event Effective Time, if it determines that it would be commercially reasonably practicable to do so). Following receipt of an Adjustment Notice, Borrower may repay the Total Accrued Loan Amount in full, together with any amount required pursuant to Section 2.12, prior to the Adjustment Event Effective Time. If the Calculation Agent determines in a commercially reasonable manner that no adjustment that it could make will produce a commercially reasonable result such Facility Adjustment Event and/or Potential Facility Adjustment Event shall be deemed to give rise to a Material Adverse Effect. Any such adjustments pursuant to this paragraph shall be binding on all parties to the Facility Documents and all such parties shall enter into such documentation required to reflect such adjustments.

SECTION 8.02.	Notices; Effectiveness; Electronic Communications.
(b)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to Borrower, to Golar ML LLC, c/o Golar Management Limited, 13th Floor, 1 America Square, 17 Crosswall, London EC3n 2LB, United Kingdom, Attention: Brian Tienzo, Email: Brian.Tienzo@golar.com;
(i)    if to Guarantor, to Golar LNG Limited, Attn: Michael Ashford, 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton, Bermuda HM 11, with a copy to Golar LNG Limited, c/o Golar Management Limited, 13th Floor, 1 America Square, 17 Crosswall, London EC3n 2LB, United Kingdom, Attention: Brian Tienzo, Email: Brian.Tienzo@golar.com;
(ii)    if to Administrative Agent or any other Agent, to Citibank, N.A., 390 Greenwich Street, New York, NY 10013, Email: james.heathcote@citi.com, eric.natelson@citi.com, joseph.stoots@citi.com, adrien.gotti@citi.com, dustin.c.sheppard@citi.com, eq.us.corporates.middle.office@citi.com; and
(iii)    if to a Lender, to it at its address (or telecopier number) set forth in Schedule I hereto or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(c)    Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.02 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(d)    Change of Address, Etc. Each of Borrower and each Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Agents and Lenders. Agents and Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03.	No Waiver; Remedies; Securities Contracts.
(a)    No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.
(b)    Notwithstanding anything to the contrary contained herein or in any other Facility Document, the authority to enforce rights and remedies hereunder and under the other Facility Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 6.01 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Facility Documents, (b) any Lender from exercising setoff rights in accordance with Section 8.13 (subject to the terms of Section 2.16), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to a Loan Party under any Debtor Relief Law.
(c)    Borrower and Lender acknowledge that this Agreement and the other Facility Documents are a “securities contract”, “swap agreement”, “forward contract”, or “commodity contract” within the meaning of the Bankruptcy Code of the United States and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or thereunder or contemplated hereby or thereby or made, required to be made or contemplated in connection herewith or therewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Sections 362(b)(6), (7), (17) and/or (27) and Sections 546(e), (f), (g) and/or (j) of the Bankruptcy Code of the United States. The parties further acknowledge that this Agreement and the other Facility Documents are a “master netting agreement” within the meaning of the Bankruptcy Code of the United States.

SECTION 8.04.	Costs and Expenses; Indemnification; Damage Waiver.
(a)    Costs and Expenses. The Guarantor shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, any other Agent, and their Affiliates (including the reasonable and documented fees, charges and disbursements of New York and local counsel for the Administrative Agent), and any Lender, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, any other Agent, or any Lender (including the fees, charges and disbursements of any counsel for any Agent and any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Facility Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Loan Parties. The Loan Parties shall, jointly and severally, indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any Related Party of a Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Facility Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of each Agent (and any sub-agent thereof) and its respective Related Parties only, the administration of this Agreement and the other Facility Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, any Indemnitee acting in reliance on any instruction given by Borrower pursuant to the terms of the Facility Documents or any Indemnitee failing to follow the unlawful or unreasonable instructions of Borrower pursuant to the terms of the Facility Documents, (iii) any joint or other instructions requested or required by Borrower and given to Custodian under the Control Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party or any other Related Party of a Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Loan Party or any Related Party of a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Facility Document, if such Loan Party or such Related Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (c) are subject to the provisions of Section 2.15(c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Facility Documents or the transactions contemplated hereby or thereby.
(e)    [Reserved]
(f)    Post Default Hedging Costs. After the occurrence of an Event of Default, Borrower shall pay, on demand, each Lender’s commercially reasonable and documented costs, charges, fees, expenses, Taxes or duties of any kind (including, for these purposes, a reduction in rebate received by such Lender in respect of its own borrowing of securities) in connection with its (i) Loans or (ii) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s), position(s) or asset(s) that such Lender deems commercially reasonably necessary to hedge the market risk of the Collateral, with respect to each hedge entered into after the occurrence of an Event of Default, in each case regardless of whether such funding is obtained from third parties, an Affiliate of Lender or Lender’s internal sources. Borrower’s obligation under this clause (e) shall survive termination of the Facilities and payment in full of all other Obligations.
(g)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(h)    Survival. The agreements in this Section shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 8.05.
    Payments Set Aside. To the extent that any payment by or on behalf of a Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.06.	Assignments and Participations.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time sell, assign or transfer to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (w) an Event of Default has occurred and is continuing at the time of such assignment, (x) such assignment is to a Lender or an Affiliate of a Lender, (y) such assignment is to an Eligible Assignee or an Affiliate of an Eligible Assignee or (z) such assignment is to an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates, to Guarantor or any of Guarantor’s Affiliates or Subsidiaries or to Issuer or any of Issuer’s Affiliates or Subsidiaries, (B) to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(vi)    Purchaser Representations. Any such assignee shall make the Purchaser Representations to each of the Collateral Agent, the Administrative Agent and each other Lender hereunder.
Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.12, and 8.04. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.
(c)    Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agents and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10, and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 2.10(e) shall be delivered to Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under clause (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.09 or 2.10, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent (x) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (y) the sale of the participation to such Participant is made with Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Facility Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Any such participant shall make the Purchaser Representations to each of the Collateral Agent, the Administrative Agent and each other Lender hereunder.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.07.	Governing Law; Submission to Jurisdiction.
(a)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.
(b)    Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in City of New York, Borough of Manhattan (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Facility Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against a Loan Party or the properties of such parties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a); provided that the Borrower agrees to appoint Corporation Service Company or another Person reasonably acceptable to the Administrative Agent (the “Process Agent”) with an office on the date hereof at 1180 Avenue of the Americas, Suite 210, New York, NY 10036, as its agent to receive on behalf of the Borrower and its property, service of copies of the summons and complaint and any other notice, document or process which may be served in such suit, action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02(a). The Borrower hereby waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which each such Person or its properties or assets may be entitled. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07(e).

SECTION 8.08.
    Severability. In case any provision in this Agreement or any other Facility Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Facility Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.09.	Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Facility Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.10.
    Survival of Representations. All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 8.11.
    Confidentiality. Each of the Agents and Lenders agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, except that Information (together with any Non-public Information received by any Agent or any Lender relating to a Loan Party, the Guarantor Shares, the Issuer or the Shares) may be (a) used by any Lender, its affiliates, agents and/or hedging counterparties in connection with, or upon, the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder and/or (b) disclosed (i) to such Agent’s or Lender’s Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially similar to those of this Section 8.11, to (A) any assignee or transferee of or Participant in, or any prospective assignee or transferee of or Participant in, any of its rights or obligations under this Agreement or the Facility Documents or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loans, Borrower, Guarantor and/or their respective obligations under the Facility Documents, (vii) with the consent of Borrower, (viii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower or the Loans received by the rating agency from any Agent or any Lender or (ix) to the extent such Information (X) becomes publicly available other than as a result of a breach of this Section 8.11 or (Y) becomes available to any Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower, the Guarantor, or an Affiliate of the Guarantor.

For purposes of this Section, “Information” means all information received from any Loan Party hereof relating to a Loan Party or its business, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender and Agent will use good faith efforts in accordance with its applicable policies and procedures to not disclose and/or use information that it knows to be confidential obtained from either the Borrower or the Guarantor in connection with the Facility Documents (excluding, for the avoidance of doubt, any information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party) except in connection with its services to, and its relationship with, the Borrower and the Guarantor and/or any of the other transactions contemplated under the Facility Documents, provided however, that each Lender and Agent will be free to disclose and/or use such information in any manner in the circumstances contemplated under clauses (a) and (b) above in this Section 8.11 (as if such “information” were “Information” for such purpose), as otherwise contemplated in the Facility Documents and as required by law, regulation, regulatory authority or other applicable judicial or government order.

SECTION 8.12.
    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Facility Document), each Loan Party acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between a Loan Party and its Affiliates, on the one hand, and Administrative Agent and its Affiliates, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Facility Documents; (b)(i) each Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and (ii) the Agents have no obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Facility Documents; and (c) each Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of a Loan Party and its Affiliates, and Administrative Agent has no obligations to disclose any of such interests to any Loan Party or any of its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against Administrative Agent or its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.13.
    Right of Setoff. Upon the occurrence of an Event of Default, each Lender, Administrative Agent and their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) and any other indebtedness at any time held or owing by a Set-off Party (including, but not limited to, by any of their branches and agencies wherever located) to or for the credit or the account of a Loan Party or any of its Affiliates against and on account of the obligations and liabilities of a Loan Party or such Affiliate to the Set-off Party under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not the relevant Set-off Party shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured or are owed to a branch or office of such Lender or Administrative Agent different from the branch or office holding such deposit or obligated on such indebtedness. The parties agree that the Collateral Account is a general and not special account. The rights of each Set-off Party under this Section 8.13 are in addition to other rights and remedies (including other rights of setoff) that such Lender or Administrative Agent, or their respective Affiliates may have. Each Lender agrees to notify to the applicable Loan Party and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.14.
    No Fiduciary Duty. Each Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its affiliates. Borrower agrees that nothing in the Facility Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other. Borrower acknowledges and agrees that: (a) the transactions contemplated by the Facility Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and Borrower, on the other; and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Facility Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

SECTION 8.15.
    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies to each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies to each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. Each Loan Party agrees to promptly provide any Lender or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify such Loan Party in accordance with the Act.

SECTION 8.16.
    Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

SECTION 8.17.
    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:
SIGNED by Pernille Noraas
as attorney-in-fact (pursuant to a resolution
of its Board of Directors) for and on behalf of
GOLAR ML LLC,
as Borrower
/s/ Pernille Noraas
By:

GUARANTOR:
SIGNED by Pernille Noraas
as attorney-in-fact (pursuant to a resolution
of its Board of Directors) for and on behalf of
GOLAR LNG LIMITED,
as Guarantor
/s/ Pernille Noraas
By:

[Additional signature pages follow]

LENDER:
CITIBANK, N.A.,
as Lender

By:    /s/ James Heathcote
Name:    James Heathcote
Title:    Authorized Signatory

[Additional signature pages follow]
AGENTS:
CITIBANK, N.A.,
as Administrative Agent

By:    /s/ James Heathcote
Name:    James Heathcote
Title:    Authorized Signatory

CITIBANK, N.A., as Collateral Agent and Calculation Agent

By:    /s/ James Heathcote
Name:    James Heathcote
Title:    Authorized Signatory

SCHEDULE I - COMMITMENTS
Commitment

EXHIBIT A - FORM OF NOTICE OF BORROWING

[See attached]

EXHIBIT B - FORM OF PLEDGE AGREEMENT

[See attached]

EXHIBIT C - FORM OF GUARANTY AGREEMENT

[See attached]

EXHIBIT D - FORM OF CONTROL AGREEMENT

[See attached]

EXHIBIT E – FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

[See attached]

EXHIBIT F – FORM OF ISSUER ACKNOWLEDGMENT

[See attached]

US-DOCS\73287334.37